UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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REPUBLIC SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2010

Dear Stockholder:

We invite you to attend the 2010 Annual Meeting of Stockholders of Republic Services, Inc., which we will hold at 10:30 a.m., MST, on Thursday, May 13, 2010 at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting. On or about April 1, 2010, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2010 proxy materials and annual report and vote electronically via the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of these materials. We will not mail the Notice of Internet Availability of Proxy Materials to stockholders who had previously elected to receive a paper copy of the materials.

Whether or not you plan to attend in person, it is important that you have your shares represented at the Annual Meeting. We urge you to vote and to submit your proxy as promptly as possible. If you are a registered stockholder and attend the meeting, you may revoke your proxy and vote your shares in person. If you hold your shares through a bank or broker and you want to vote your shares in person at the meeting, please contact your bank or broker to obtain a legal proxy. Thank you.

Sincerely,

James E. O’Connor
Chairman of the Board
and Chief Executive Officer

REPUBLIC SERVICES, INC.
18500 NORTH ALLIED WAY
PHOENIX, ARIZONA 85054

NOTICE OF THE 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2010

To the Stockholders of Republic Services, Inc.:

The Annual Meeting (the “Annual Meeting”) of stockholders of Republic Services, Inc., a Delaware corporation (“Republic,” “we,” “us,” or “our”), will be held at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260, on May 13, 2010 at 10:30 a.m., MST, for the following purposes:

(1)	To elect twelve directors to a term of office until the 2011 Annual Meeting of stockholders or until their respective successors are duly elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accountants (“independent auditors”) for fiscal year 2010;

(3)	To consider one stockholder proposal regarding political contributions and expenditures, if presented at the annual meeting; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 16, 2010 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment of the Annual Meeting. A list of such stockholders will be available commencing April 5, 2010, and may be examined prior to the Annual Meeting at our corporate headquarters during normal business hours.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our annual report on the Internet. Stockholders of record have been mailed a Notice of Internet Availability of Proxy Materials, which provides stockholders with instructions on how to access the proxy materials and our annual report on the Internet and, if they prefer, how to request paper copies of these materials. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

Your participation at our Annual Meeting is important. To ensure your representation, if you do not expect to be present at the meeting, at your earliest convenience, please vote your shares as instructed in your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card. The prompt return of proxies will ensure a quorum and save us the expense of further solicitation.

By Order of the Board of Directors,

James E. O’Connor
Chairman of the Board and
Chief Executive Officer

Phoenix, AZ
April 1, 2010

REPUBLIC SERVICES, INC.
18500 NORTH ALLIED WAY
PHOENIX, ARIZONA 85054

PROXY STATEMENT

REGARDING

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 13, 2010

This proxy statement is being provided to stockholders in connection with the solicitation by the Board of Directors (“Board”) of Republic Services, Inc., a Delaware corporation (“Republic,” “we,” “us,” or “our”), of proxies to be voted at the annual meeting of stockholders to be held in Scottsdale, Arizona on May 13, 2010 (the “Annual Meeting”), and at any adjournment, for the purposes set forth in the accompanying notice.

The Securities and Exchange Commission (“SEC”) permits us to deliver a single Notice of Internet Availability of Proxy Materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in savings for us. To take advantage of this opportunity, we deliver a single Notice of Internet Availability of Proxy Materials to multiple stockholders who share an address. If you prefer to receive separate copies of the Notice of Internet Availability of Proxy Materials, either now or in the future, or if you currently are a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices of Internet Availability of Proxy Materials for your household, please send your request in writing to us at the following address: Republic Services, Inc., Attn: Investor Relations Department, 18500 North Allied Way, Phoenix, Arizona 85054.

As permitted by the “notice and access” rules adopted by the SEC, we are making our proxy statement and our 2009 Annual Report to Stockholders (which includes our Annual Report on Form 10-K) available electronically via the Internet. On or about April 1, 2010, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing the instructions on how to access this proxy statement and our 2009 Annual Report to Stockholders and how to vote online. Stockholders who receive the notice will not receive a printed copy of the proxy materials in the mail. If you would like to receive a printed copy of our proxy materials or 2009 Annual Report to Stockholders, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q.	Who may vote at the Annual Meeting?

A.	You may vote if you were a holder of record of our common stock as of the close of business on March 16, 2010.

Q.	What will I be voting on?

A.	The following proposals will be considered at the Annual Meeting:

• Election of directors (“Proposal 1”).

• Ratification of the appointment of Ernst & Young LLP as our independent auditors for 2010 (“Proposal 2”).

• A stockholder proposal regarding political contributions and expenditures, if it is presented at the Annual Meeting (“Proposal 3”).

Q.	How many votes do I have?

A.	You will have one vote for every share of our common stock you owned on March 16, 2010.

Q.	What constitutes a quorum for the Annual Meeting?

A.	As of March 16, 2010, there were issued, outstanding and entitled to vote 381,545,652 shares of our common stock. A quorum is at least a majority of the voting power represented by the shares of our common stock, or 190,772,827 shares. Abstentions and broker shares, which are shares held in street name, that are voted as to any matter at the meeting will be included in determining the number of shares present or represented at the Annual Meeting. Broker shares that are not voted on any matter at the Annual Meeting will not be included in determining the number of shares present or represented at the Annual Meeting. A quorum must be present or represented at the Annual Meeting for any action to be taken. If a quorum is not present or represented at the Annual Meeting, the holders of a majority of the shares entitled to vote at the meeting who are present in person or represented by proxy, or the chairman of the meeting, may adjourn the meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Q.	How many votes are required to approve the proposals, assuming a quorum?

A.	The affirmative vote of the majority of votes cast with respect to that director’s election at the Annual Meeting is required for the election of each director (Proposal 1). The affirmative vote of the holders of a majority of the voting power of the shares of common stock present or represented by proxy and entitled to vote is required for approval of Proposals 2 and 3.

Q.	How do I vote?

A.	To vote, you may:

•     vote in person – we will pass out written ballots at the Annual Meeting to stockholders of record and beneficial owners who hold their shares in street name and who have obtained a valid proxy from their broker, bank or other nominee;

•     vote electronically via the Internet or by telephone – to do so, please follow the instructions shown on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card; or

•     vote by mail – if you received a paper proxy card or voting instruction card by mail, simply complete, sign, date and return it in the envelope provided so that it is received before the Annual Meeting.

The Internet and telephone voting procedures have been designed to verify stockholders’ identities and allow stockholders to confirm that their voting instructions have been properly recorded. Stockholders whose shares are held for them by other nominees should follow the instructions provided by such nominees.

Submitting your proxy or voting instructions, whether electronically via the Internet, by telephone or by mail, will not affect your right to vote in person should you decide to attend the Annual Meeting. If, however, you hold your shares in street name, you must request a valid proxy from your broker, bank or other nominee to vote in person at the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to ensure that your vote is counted.

Q.	What if I do not give specific voting instructions?

A.	Stockholders of Record. If you are a stockholder of record and you:

• indicate when voting electronically via the Internet or by telephone that you wish to vote as recommended by our Board; or

• return a signed proxy card but do not indicate how you wish to vote on a particular matter,

then your shares will be voted in accordance with the recommendations of the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions.

Beneficial Owners. If you are a beneficial owner and hold your shares in street name and do not provide your broker, bank or other nominee with voting instructions, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on “routine” matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on “non-routine” matters.

Q.	What are broker non-votes?

A.	The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. The ratification of independent auditors is an example of a routine matter on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are broker non-votes.

Q.	How are broker non-votes and abstentions counted?

A.	Abstentions and broker non-votes will have no effect on Proposal 1, as the election is determined by reference to the votes actually cast where abstentions are not treated as votes cast. For Proposals 2 and 3, where the vote required is a majority of votes present and entitled to vote, abstentions are equivalent to a vote cast against the proposal and broker non-votes will have no effect.

Q.	Can I change my vote?

A.	Yes, you can change your vote at any time. If you have voted by sending in your proxy card, by phone or by Internet, you can change your vote in one of three ways. First, you can send a written notice to us stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card to us, or cast a new vote by phone or Internet. Third, you can attend the meeting and vote in person. Your attendance alone will not, however, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change these instructions.

Q.	Do I need to attend the Annual Meeting in person?

A.	No. Although you are welcome to attend, it is not necessary for you to attend the Annual Meeting to vote your shares.

Q.	How does the Board recommend I vote on the proposals?

A.	The Board recommends you vote:

• FOR the election of the twelve nominees to the Board;

• FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2010; and

• AGAINST the stockholder proposal.

Q.	Where can I find more information about Republic?

A.	We file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at our website at http://www.republicservices.com and at the website maintained by the SEC at http://www.sec.gov.

Q.	Who can help answer my questions?

A.	If you have questions about the Annual Meeting or the proposals after reading this proxy statement, or require assistance voting your shares, you can call Georgeson Inc., which is assisting us, toll-free at 1-800-248-3170.

Record Date

Only stockholders of record at the close of business on March 16, 2010 may vote at the Annual Meeting.

Shares Outstanding and Voting Rights

Our only voting stock currently outstanding is our common stock. As of the close of business on March 16, 2010, there were 381,545,652 shares of common stock outstanding. Each share of common stock issued and outstanding as of such date is entitled to one vote on each of the matters properly presented at the Annual Meeting.

The trustee of our 401(k) Plan will vote shares held in each participant’s account in accordance with instructions provided by the participant on a completed proxy card. If a participant does not provide a completed proxy card, the trustee of the 401(k) Plan will vote the shares in a participant’s account in the same proportion that it votes shares for which it received valid and timely proxy cards from other participants or as otherwise required by applicable law.

PROPOSAL 1
ELECTION OF DIRECTORS

We are electing twelve directors at the Annual Meeting, with each director to hold office until our next Annual Meeting or until his respective successor is elected and qualified (the “Nominees”). The Nominees have been nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee of the Board. Each Nominee has consented to be named in this proxy statement and has agreed to serve as a member of the Board if elected. If any Nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the size of the Board may be reduced accordingly. The Board is not aware of any existing circumstances likely to render any Nominee unavailable.

The Nominees who receive a majority of the votes cast by the holders of our common stock represented at the Annual Meeting, without giving effect to abstentions, will be duly elected directors. Republic is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s death, resignation or retirement. To address this potential outcome, in December 2008 the Board also adopted a director resignation policy in our bylaws. Under this policy, the Board will nominate for further service on the Board only those incumbent candidates who tender, in advance, irrevocable resignations, and the Board has obtained such conditional resignations from the Nominees. The irrevocable resignations are contingent on the failure to receive the required vote at any annual meeting at which they are nominated for re-election and Board acceptance of the resignation. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the tendered resignation. The Board will publicly disclose its decision within 90 days following certification of the election results. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy.

Pursuant to our bylaws, the number of directors is fixed from time to time by resolution of the Board and shall be not more than 12 members (the majority of which must be independent of Republic for purposes of the rules of the NYSE).

The Board recommends a vote “FOR” the election of all twelve Nominees to our Board.

BIOGRAPHICAL INFORMATION REGARDING DIRECTORS/NOMINEES AND EXECUTIVE OFFICERS

Information about each of the Nominees is set forth below:

Director Name	Position Held	Age	Director Since

James E. O’Connor	Chairman of the Board of Directors and Chief Executive Officer	60	1998

John W. Croghan	Director	79	1998

James W. Crownover	Director	66	2008

William J. Flynn	Director	56	2008

David I. Foley	Director	42	2008

Michael Larson	Director	50	2009

Nolan Lehmann	Director	65	2008

W. Lee Nutter	Presiding Director	66	2004

Ramon A. Rodriguez	Director	64	1999

Allan C. Sorensen	Director	71	1998

John M. Trani	Director	65	2008

Michael W. Wickham	Director	63	2004

James E. O’Connor was named Chairman of the Board of Directors in January 2003. He has served as our Chief Executive Officer and as a director since December 1998. From 1972 to 1978 and from 1982 to 1998, Mr. O’Connor served in various positions with Waste Management, Inc., an integrated solid waste service company, including Senior Vice President from 1997 to 1998, Area President of Waste Management of Florida, Inc. from 1992 to 1997, Senior Vice President of Waste Management — North America from 1991 to 1992 and Vice President — Southeastern Region from 1987 to 1991.

Mr. O’Connor brings to our Board more than 30 years of experience in the waste industry, including 10 years as our Chief Executive Officer and a Director and seven years as our Chairman. Under his leadership, in 2008 we merged with Allied Waste Industries, Inc. (“Allied”), creating an even stronger operating platform that will allow us to continue to provide quality service to our customers and superior returns to our stockholders. Mr. O’Connor’s vast knowledge of our business and industry, together with his proven talents in service to our company, position him well to serve as our Chairman and Chief Executive Officer.

John W. Croghan was named a director in July 1998. Since April 2002, Mr. Croghan has served as Chairman of Rail-Splitter Capital Management, LLC, an investment management firm. He was a founder and, from 1967 through December 2000, the Chairman of Lincoln Capital Management, an investment management firm. Mr. Croghan is also a former director of Blockbuster Entertainment Corp., Chicago Mercantile Exchange, Lindsay Manufacturing Co. and Morgan Stanley Closed-End Funds. Mr. Croghan is a Chartered Financial Analyst. He is also a trustee and member of the investment committees for Northwestern University, the Chicago History Museum and the Archdiocese of Chicago Finance Counsel and is Chairman of the Archdiocese of Chicago School Board.

Mr. Croghan is well-positioned to serve as a director and member of our Audit Committee and Chairman of our Nominating and Corporate Governance Committee. His career in investment management gives him valuable insight on the impact of general economic and market conditions and a keen understanding of key financial and accounting issues. In addition, he brings to our board the perspective he has gained through his substantial experience as a director of a diverse group of companies such as Blockbuster and the Chicago Mercantile Exchange. For many years in the 1990’s, Mr. Croghan was a director and Chairman of the Audit Committee of St. Paul Bancorp, a publicly traded bank, before its acquisition by Charter One. This experience gives him a deep understanding of corporate governance and the role of a director.

James W. Crownover was named a director in December 2008 upon the close of the merger between Republic and Allied. Prior to the merger, Mr. Crownover served as a director of Allied from December 2002 until December 2008. Mr. Crownover completed a 30-year career with McKinsey & Company, Inc. (“McKinsey”) when he retired in 1998. He led McKinsey’s Southwest practice for many years, and also co-headed the firm’s worldwide energy practice. In addition, he served as a member of McKinsey’s Board of Directors. Mr. Crownover also currently serves as a director of Chemtura Corporation, Weingarten Realty Investors, and FTI Consulting, Inc. In the past, he served on the boards of Unocal Corporation from 1998 to 2003 and Great Lakes Chemical Company from 2000 to 2006. Mr. Crownover also chairs the Board of Trustees of Rice University.

Mr. Crownover brings a wealth of management experience and business understanding to our Board and to the Audit and Integration Committees. Mr. Crownover’s 30 years in the management consulting industry have given him front-line exposure to many of the issues facing public companies, particularly on the strategic, operational and financial fronts. At Weingarten, he serves as chair of the Governance Committee and is a member of the Compensation Committee. At FTI, he serves as chair of the Compensation Committee and is a member of the Governance Committee. At Chemtura, he chairs the Environmental Safety Committee and is a member of the Governance and Compensation Committee. We believe his experience on the boards of directors and board committees of several major public companies, as well as his service as a director of McKinsey, gives him an abundance of audit- and governance-related expertise.

William J. Flynn was named a director in December 2008 upon the close of the merger between Republic and Allied. Prior to the merger, Mr. Flynn served as a director of Allied from February 2007 until December 2008. Mr. Flynn is the President and Chief Executive Officer of Atlas Air Worldwide Holdings, Inc. (“Atlas”). Prior to joining Atlas in 2006, Mr. Flynn served as President and Chief Executive Officer of GeoLogistics Corporation from 2002 until its sale to PWC Logistics in 2005. Mr. Flynn was a Senior Vice President with CSX Corporation from 2000 to 2002 and held various positions of increasing responsibility with Sea-Land Service Inc. from 1977 to 1999. Mr. Flynn also currently serves as a director of Atlas and Horizon Lines, Inc. and a director of the Air Transport Association.

Mr. Flynn is well-positioned to serve as a director and member of our Compensation Committee. With his years of experience as Chief Executive Officer of AtlasAir and GeoLogistics, Mr. Flynn brings to the board proven leadership and managerial experience at the most senior level and, with that, a keen appreciation of the financial, operational, compensation and other issues faced by public and private companies. His 30-year career in international supply chain management and freight transportation also gives him particular awareness of issues faced by companies such as ours. Mr. Flynn also has experience as both an inside and independent director, giving him perspective that he brings to his service on the Board.

David I. Foley was named a director in December 2008 following the close of the merger between Republic and Allied. Prior to the merger, Mr. Foley served as a director of Allied from March 2006 until December 2008. Mr. Foley is a Senior Managing Director at the Blackstone Group, L.P. (“Blackstone”). Blackstone owns approximately 5.7% of our common stock. Prior to joining Blackstone in 1995, Mr. Foley was an employee of AEA Investors, Inc. from 1991 to 1993 and a consultant with The Monitor Company from 1989 to 1991. Mr. Foley currently serves as a director of Kosmos Energy, OSUM Oil Sands Corp., PBF Investments, World Power Holdings G.P. LTD and American Petroleum Tankers. During the past five years, Mr. Foley also served as a director of U.S. Product Investor LLC, Covalence Specialty Materials Corp. and Mega Blocks, Inc.

Mr. Foley brings to our Board his vast experience with one of the world’s largest private equity investors, Blackstone. In his role at Blackstone, he has been involved (as a director or otherwise) with numerous portfolio companies and has broad knowledge of the myriad financial, operational, acquisition-related, and other issues faced by companies. His practice at Blackstone focuses on investments in the energy and transportation sectors, giving him further knowledge of particular importance to a company such as ours. Further, Mr. Foley brings the perspective of a major stockholder to his service on our Compensation and Integration Committees.

Michael Larson was named a director in October 2009. Mr. Larson is the chief investment officer to William H. Gates III and is responsible for Mr. Gates’ non-Microsoft investments as well as the investments of the Bill & Melinda Gates Foundation Trust. Prior to working for Mr. Gates, Mr. Larson was at Harris Investment Management, Putnam Management Company and ARCO. Mr. Larson currently serves on the board of directors of AutoNation, Inc., Grupo Televisa, S.A.B. and Pan American Silver Corp. In addition, he is Chairman of the Board of Trustees for Western Asset/Claymore Inflation-Linked Securities & Income Fund and Western Asset/Claymore Inflation-Linked Opportunities & Income Fund. Mr. Larson is a Trustee and Chairman of the Investment Committees at Claremont McKenna College and Lakeside School. Mr. Larson also serves on the investment committees for the University of Washington and the UNCF Gates Millennium Scholars Program.

Mr. Larson has nearly 30 years of investment experience, giving him a broad understanding of the capital markets, business cycles, capital investment and allocation, and an appreciation of the interests of long term shareholders. Mr. Larson’s service on our Board, as well as our Compensation Committee and our Nominating and Corporate Governance Committees, offers the perspective of our largest stockholder, Mr. Gates’ Cascade Investment, L.L.C.

Nolan Lehmann was named a director in December 2008 upon the close of the merger between Republic and Allied. Prior to the merger, Mr. Lehmann served as a director of Allied from October 1990 until December 2008, and was the Lead Director of Allied from February 2007 until its merger with Republic. Since April 2007, Mr. Lehmann has been a Managing Director of Altazano Management, LLC, a private wealth management advisory firm. From 1983 until his retirement in June 2005, Mr. Lehmann was President of Equus Capital Management Corporation, a registered investment advisor, and from 1991 to June 30, 2005, he was President and a director of Equus II Incorporated, a registered public investment company. Mr. Lehmann is a certified public accountant. Mr. Lehmann also currently serves as a director of several private corporations and is a Director of Child Advocates of Harris County. In the past five years, Mr. Lehmann served as a director and member of the Audit and Compensation Committees of Synagro Technologies, Inc.

Mr. Lehmann has a long history with Allied, serving as a director for more than 18 years, including roles as Lead Director and Chairman of the Audit and Compensation Committees at different times during such period. As such, he offers our Board invaluable insight from experience gained being involved in the major, transformative changes Allied experienced over that period and a deep understanding of the issues faced by a waste management company. As a certified public accountant and with prior service on audit committees of five other public companies, Mr. Lehmann is well-positioned to serve on our Audit Committee. Mr. Lehmann also serves as member of our Nominating and Corporate Governance Committee. His career in asset management gives him valuable insight on the impact of general economic and market conditions and a keen understanding of key financial and accounting issues.

W. Lee Nutter was named a director in February 2004, and has served as our Presiding Director since October 2006. Prior to his retirement in 2007, Mr. Nutter was Chairman, President and Chief Executive Officer of Rayonier, Inc., a leading international forest products company primarily engaged in activities associated with timberland management, the sale and entitlement of real estate, and the production and sale of high value specialty cellulose fibers. Mr. Nutter also served as a director of Rayonier, Inc. from 1996 to 2007 and the North Florida Regional Board of SunTrust from 2004 to 2009. He continues to serve as a director of NiSource Inc. and a non-executive chairman of J.M. Huber Corporation.

Mr. Nutter was with Rayonier, Inc. for over 40 years, ultimately as its Chairman, President and Chief Executive Officer. As a result of this experience, Mr. Nutter has a thorough knowledge and understanding of the financial, operational, compensation and other issues faced by large public companies. Based on his experience and expertise in the global forest products industry with its focus on environmental compliance objectives similar to those of our business, we believe Mr. Nutter also brings a unique and valuable perspective to our Board’s consideration of environmental compliance. Mr. Nutter’s appreciation of the role of directors through his experience as both an inside and independent director of other companies positions him well to serve as our Presiding Director.

Ramon A. Rodriguez was named a director in March 1999. Mr. Rodriguez served as President and Chief Executive Officer of Madsen, Sapp, Mena, Rodriguez & Co., P.A., a firm of certified public accountants, from 1981 through 2006 when the firm was acquired by Crowe Horwath LLP. He is a past Chairman of the Florida Board of Accountancy and was also President of the Florida Institute of Certified Public Accountants. Mr. Rodriguez serves as a director of Bank of Florida Corporation, a bank holding company, and as a director and the Audit Committee Chairman of Alico, Inc., a company involved in the agriculture business. In 1975 he was a founder and Treasurer of DME Corporation, a company involved in aerospace and defense.

Mr. Rodriguez is an experienced financial leader with the skills necessary to serve as the Chairman of our Audit Committee and as a member of our Integration Committee. In his 37-year career in public accounting, Mr. Rodriguez developed vast accounting and financial experience and particular insight regarding the external and internal audit functions for a multitude of companies. He combines this expertise with experience as a public company director through his board memberships at Bank of Florida and at Alico. Mr. Rodriguez also provides substantial management experience gained from his years as an executive of DME Corporation and as Chief Executive Officer of Madsen, Sapp, Mena, Rodriguez & Co., P.A.

Allan C. Sorensen was named a director in November 1998. Mr. Sorensen is a co-founder of Interim Health Care, Inc., which Interim Services, Inc., now known as Spherion Corporation, spun off in October 1997. From October 1997 through the present, Mr. Sorensen served as Interim Health Care’s Vice Chairman. From February 2004 through February 2007, Mr. Sorensen also served as Interim Healthcare’s Chief Executive Officer and President. Before the spin-off, Mr. Sorensen served as a director and in various capacities as either President, Chief Executive Officer or Chairman of Interim Services from 1967 to 1997. He also was a member of the Board of Directors of H&R Block, Inc. from 1979 until 1993. In 1994, Mr. Sorensen became a minority owner and director of privately owned Let’s Talk Cellular & Wireless, Inc. The company completed an initial public offering in November 1997 and was purchased by Nextel Retail Stores, Inc. in 2001. In October 1999, Mr. Sorensen was elected to the Board of Directors of Corporate Staffing Resources, Inc. representing investors Wm. E. Simon & Sons, LLC and Mellon Ventures, L.P. The following year Mr. Sorensen was elected Chairperson and the company was sold in 2001. Mr. Sorensen was elected to the Board of Directors of Cape Success LLC, representing investor Deutsche Bank, in January 2003 and served until late 2007 when the company was sold. Mr. Sorensen is also a five-term Chairman of the Home Health Services and Staffing Association and a past president and 14-year board member of the National Association of Temporary Staffing Services (now known as the American Staffing Association) and recipient of their 1992 Industry Leadership Award.

Mr. Sorensen is a demonstrated leader with a particular appreciation of staffing and personnel-related issues. Based on his years of experience as Chief Executive Officer of both Interim Health Care and Interim Services, during which time those companies accomplished the successful acquisition, integration and divestiture of a number of businesses, Mr. Sorensen is well-positioned to serve as Chairman of our Integration Committee and a member of our Compensation Committee. He also has served as both an inside and independent director of a public company, which allows him to offer valuable perspective on our Board.

John M. Trani was named a director in December 2008 upon the close of the merger between Republic and Allied. Prior to the merger, Mr. Trani served as a director of Allied from February 2007 until December 2008. Mr. Trani was Chairman of Accretive Commerce (formerly New Roads) from February 2004 until it was acquired in September 2007. Prior to that, Mr. Trani was Chairman and Chief Executive Officer of the Stanley Works from 1997 until his retirement in 2003. Prior to joining Stanley, Mr. Trani served in various positions of increasing responsibility with General Electric Company (“GE”) from 1978 to 1996. Mr. Trani was a Senior Vice President of GE and President and Chief Executive Officer of its Medical Systems Group from 1986 to 1996. Mr. Trani also currently serves as a director of Arise Inc. and is a Special Advisor to Young America Corporation.

Mr. Trani’s extensive business experience in senior operational roles at both Stanley Works and GE make him a significant contributor to our Board. As Chairman and Chief Executive Officer of Stanley Works, Mr. Trani gained a keen awareness of the financial, compensation, accounting and other issues that face a large public company. His service as both an inside and independent director further position him well to serve on our Board and our Audit and Nominating and Corporate Governance Committees.

Michael W. Wickham was named a director in October 2004. From 1996 to 2003, Mr. Wickham served as President and Chief Executive Officer of Roadway Corporation. He also served as Chairman of Roadway from 1998, and as a director from 1989, until his planned retirement in December 2003. He served as President of Roadway from July 1990 through March 1998. Mr. Wickham also serves as a director of C.H. Robinson Worldwide, Inc., a transportation, logistics and sourcing company, and of several private companies.

Mr. Wickham brings to our Board his vast experience in the freight services industry, which is of particular relevance to a company such as ours. He is a proven leader, having served as the Chief Executive Officer of a large public company. He currently serves as the Chairman of the Compensation Committee of C.H. Robinson Worldwide. We believe these experiences have given him significant governance- and compensation-related expertise and position him well to serve as a director, as the Chairman of our Compensation Committee and as a member of our Integration Committee.

See the section under the heading “Executive Officers” for biographical information on our non-director executive officers.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Presiding Director

The Board has created the position of Presiding Director to serve as the lead non-employee director of the Board. The Presiding Director position is at all times held by an “independent” director, as that term is defined from time to time by the listing standards of the NYSE and as determined by the Board in accordance with its Corporate Governance Guidelines.

The Presiding Director has, in addition to the powers and authorities of any member of our Board, the power and authority to (a) preside at all meetings of non-employee directors when they meet in executive session without the participation of management, (b) set agendas, priorities and procedures for meetings of non-employee directors when they meet in executive session without the participation of management, (c) coordinate with non-employee directors the review, revision, addition or deletion of proposed agenda items for any meeting of the Board, (d) request access to any of our employee’s at any time, and (e) retain independent outside financial, legal or other advisors on behalf of any committee or subcommittee of the Board.

The Nominating and Corporate Governance Committee recommends a member of the Board of Directors to serve as Presiding Director. Our current Presiding Director is Mr. Nutter, who was approved by the Board of Directors effective as of October 2, 2006 and was reaffirmed in 2009 to continue to serve until April 30, 2011.

Board of Directors and Board Committees

The Board develops our business strategy, establishes our overall policies and standards, and reviews the performance of management in executing our business strategy and implementing our policies and standards. We keep directors informed of our operations at meetings and through reports and analyses presented to the Board and Board committees. Significant communications between the directors and management also occur apart from meetings of the Board and Board committees.

The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Integration Committee. Committee member appointments are evaluated annually.

The Board held ten meetings and took one action by unanimous written consent during 2009. Each incumbent director, other than Mr. Larson, attended at least 75% of the total number of meetings of the Board and the total number of meetings of all committees of the board on which he served held during his term of service. The Board held one regular meeting and one special meeting after Mr. Larson was elected to the Board in October 2009. Mr. Larson attended the regular meeting but was unable to attend the special meeting. No committee meetings were held in 2009 after Mr. Larson’s election to the Board. The non-employee directors meet regularly in executive sessions.

Our directors and executive officers will continue to attend seminars and continuing education programs relating to corporate governance, audit and compensation matters.

Information regarding each of the current standing committees is as follows:

Audit Committee

The Audit Committee currently consists of Messrs. Rodriguez (Chairperson), Croghan, Crownover, Lehmann and Trani. Prior to October 29, 2009, the Audit Committee consisted of Messrs. Rodriguez (Chairperson), Croghan, Flynn, Lehmann and Wickham. The five members of the Audit Committee meet the independence, education and experience requirements of the listing standards of the NYSE and the rules and regulations of the SEC. Our Board has also determined that Messrs. Rodriguez and Croghan each qualify as an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the Securities Act of 1933.

The Audit Committee assists the Board in monitoring (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, and (c) the independence and performance of our internal and external auditors. Furthermore, the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, terminate and replace the independent public accountants. The Audit Committee operates under a written charter adopted by the Board in accordance with NYSE rules and all other applicable laws. The Audit Committee reviews its charter at least annually. The Audit Committee held five meetings, took two actions by unanimous written consent and met regularly in executive sessions during 2009. The Audit Committee Report is on page 19.

Compensation Committee

The Compensation Committee currently consists of Messrs. Wickham (Chairperson), Flynn, Foley, Larson, and Sorensen. Prior to October 29, 2009, the Compensation Committee consisted of Messrs. Wickham (Chairperson), Foley, Lehmann, Rodriguez and Sorensen. The five members of the Compensation Committee are independent as that term is defined under the listing standards of the NYSE.

The Compensation Committee establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of salaries and incentive compensation to executive officers, and administers our stock incentive plan. For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see the

Compensation Discussion and Analysis section of this proxy statement. The Compensation Committee operates under a written charter adopted by our Board in accordance with NYSE rules and all other applicable laws. The Compensation Committee may form and delegate authority to sub-committees when appropriate, provided that any such sub-committee must be composed entirely of independent directors and have a published committee charter. The Compensation Committee reviews its charter at least annually. The Compensation Committee held thirteen meetings, took three actions by unanimous written consent and met regularly in executive sessions during 2009.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Messrs. Croghan (Chairperson), Flynn, Larson, Lehmann and Trani. Prior to October 29, 2009, the Nominating and Corporate Governance Committee consisted of Messrs. Croghan (Chairperson), Crownover, Nutter, Sorensen and Trani. The five members of the Nominating and Corporate Governance Committee are independent as that term is defined under the listing standards of the NYSE.

The Nominating and Corporate Governance Committee identifies director candidates that it recommends to our Board for selection as the director nominees for the next Annual Meeting or to fill vacancies. The Nominating and Corporate Governance Committee also is responsible for developing and recommending our corporate governance principles and reviewing and providing oversight of the effectiveness of our governance practices. This committee also oversees the annual evaluation of the Board and its committees, discharges the Board’s responsibilities related to the compensation of non-employee directors and monitors the succession management program. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board in accordance with the NYSE rules and all other applicable laws. The Nominating and Corporate Governance Committee reviews its charter at least annually. The Nominating and Corporate Governance Committee will consider nominations for the Board from stockholders that are entitled to vote for the election of directors, as described under the “Stockholder Director Recommendation Policy” below. The Nominating and Corporate Governance Committee held five meetings, took no actions by unanimous written consent and met regularly in executive session during 2009.

Integration Committee

The Integration Committee currently consists of Messrs. Sorensen (Chairperson), Crownover, Foley, Rodriguez and Wickham. The Integration Committee is responsible for assisting our Board in overseeing the implementation, and assessing the effectiveness, of a comprehensive integration program designed to combine the business, operations and organizational cultures of Republic and Allied as a result of the merger in December 2008. The Integration Committee meets regularly with the management integration team. The Integration Committee operates under a formal charter that was approved by the Board. The Integration Committee held 15 meetings during 2009.

Director Nomination Procedures

The Nominating and Corporate Governance Committee is generally responsible for soliciting recommendations for candidates for the Board, developing and reviewing background information for such candidates, and making recommendations to the Board with respect to candidates for directors proposed by stockholders. In evaluating candidates for potential director nomination, the Nominating and Corporate Governance Committee will consider, among other things, candidates who are independent, if required, who possess personal and professional integrity, who have good business judgment, who have relevant business and industry experience, education and skills, and who would be effective as directors in collectively serving the long-term interests of our stockholders in light of the needs and challenges facing the Board at the time.

Although we have no policy regarding diversity relating to Board candidacy, our Corporate Governance Guidelines include a statement that directors should be selected in the context of assessing the needs of the Board at the time and with the objective of ensuring diversity in the background, experience and viewpoints of Board members. The Board and Nominating and Corporate Governance Committee value diversity as a factor in selecting Board members and believe that the diversity of opinions, perspectives, personal and professional experiences and backgrounds reflected on our Board provides us significant benefits.

When assessing the independence of a current director or prospective director candidate, the Nominating and Corporate Governance Committee considers the “per se” disqualifications to director independence in accordance with the NYSE rules. In addition, the Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has adopted categorical standards, which state that certain relationships would not be considered to be material relationships that would bar a director’s independence. These categorical standards are detailed under “Director Independence.” All candidates will be reviewed in the same manner, regardless of the source of recommendation. Mr. O’Connor is nominated for election to our Board at each Annual Meeting of stockholders pursuant to the terms of his employment agreement with us. See “Employment Agreements and Post-Employment Compensation.”

Stockholder Director Recommendation Policy

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. In accordance with our bylaws, a stockholder wanting to propose a nominee to serve as a director before a meeting of stockholders must give timely written notice. Such notice requirement will be deemed satisfied if in compliance with our bylaws, and must include (A) as to each person whom such stockholder proposes to nominate for election or re-election as a director, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (ii) a description of all direct and indirect compensation and other material monetary arrangements during the past three years and any other material relationships between such stockholder, beneficial owner and their respective affiliates and associates, on the one hand, and each proposed nominee and his respective affiliates and associates, on the other hand, and (iii) a completed and signed questionnaire, representation and agreement required by Section 2.13 of our bylaws; and (B) as to such stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address, as they appear on our books, of such stockholder and beneficial owner, (ii) (a) the class and number of shares of our stock which are owned beneficially and of record by such stockholder and beneficial owner, (b) any instrument derived in whole or part from the value of any class or series of shares of our stock beneficially owned by such stockholder, (c) any proxy, understanding or relationship pursuant to which such stockholder has a right to vote any shares of any of our securities, (d) any short interest in any of our securities, (e) any rights to dividends on our shares beneficially owned by such stockholder that are separated or separable from the underlying shares, (f) any proportionate interest in our shares or derivative instruments held directly or indirectly by a general or limited partnership in which such stockholder is a general partner or beneficially owns an interest in a general partner, and (g) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of our shares or derivative instruments, including interests held by members of the stockholder’s immediate family, and (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors under the Exchange Act.

The Nominating and Corporate Governance Committee will determine the eligibility of a proposed nominee to serve as a director, and may reasonably require additional information to determine such eligibility. Director candidates proposed by stockholders are evaluated on the same basis as all other director candidates as discussed above. The Nominating and Corporate Governance Committee may, in its discretion, interview any director candidate proposed by a stockholder.

Stockholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may do so by giving the required information as described above in writing to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. To consider a candidate for nomination at the 2011 Annual Meeting, we must receive the stockholder’s written notice not later than 90 days and not earlier than 120 days prior to the anniversary date of this year’s Annual Meeting. Refer to our bylaws for additional information and notice requirements.

Director Independence

Our common stock is listed on the NYSE, which requires that a majority of our Board must be “independent directors” according to independence standards established by the NYSE. Following is a list of our independent directors as of the date of this proxy statement:

John W. Croghan	David I. Foley	W. Lee Nutter	John M. Trani
James W. Crownover	Michael Larson	Ramon A. Rodriguez	Michael W. Wickham
William J. Flynn	Nolan Lehmann	Allan C. Sorensen

When assessing the independence of a current director or nominee for director, the Nominating and Corporate Governance Committee considers the “per se” disqualifications from director independence in accordance with the NYSE rules. In addition, based upon the recommendation of the Nominating and Corporate Governance Committee, our Board adopted categorical standards, which provide that the following are not material relationships that would bar a director’s independence:

•	If any of our directors is an executive officer of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of our consolidated assets and of the company for which the director serves as an executive officer.

•	If any of our directors or a member of the director’s immediate family serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than 2% of that organization’s total annual charitable receipts.

•	A passive investment by any of our directors, or member of the director’s immediate family, in a stockholder that owns less than 45% of our outstanding common stock, as long as the passive investment does not exceed 5% of the director’s net worth.

•	Affiliation or employment by any of our directors, or a member of the director’s immediate family, with an entity that beneficially owns up to 45% of our outstanding common stock.

The Board undertook a review of director independence and considered relationships between each of the directors and their immediate family members and Republic and its subsidiaries, both in the aggregate and individually. The Board determined that all eleven non-employees currently serving as directors meet the standards for independence set by the NYSE and the categorical standards adopted by our Board, and have no material relationships with us that impaired their independence from us. These individuals therefore are “independent directors” under the NYSE listing standards. In making its determination, the Board considered, in the case of Mr. Foley, the matters described under “Certain Relationships and Related Transactions” and, in the case of Mr. Larson, his status as business manager of Cascade Investment, L.L.C., our largest stockholder.

Corporate Governance

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. We continuously monitor developments and best practices in the area of corporate governance and modify our plan as warranted.

Corporate Governance Guidelines. We have adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility.

Personal Loans to Executive Officers and Directors. We comply with legislation prohibiting extensions of credit in the form of personal loans to or for our directors or executive officers.

Code of Business Conduct and Ethics (“Code of Ethics”). We have adopted a Code of Ethics that complies with all applicable laws and outlines the general standards of business conduct that all of our employees, officers, and directors are required to follow. If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller, or Chief Accounting Officer, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

The current charters for the Audit, Compensation, and Nominating and Corporate Governance committees, our Corporate Governance Guidelines, and our Code of Ethics can be obtained, free of charge, by written request to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. These documents are also available on our website at www.republicservices.com.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure. Mr. O’Connor, our Chairman and Chief Executive Officer, leads our Board. Mr. O’Connor is charged with overseeing and implementing our business plans and policies, all under the Board’s supervision. He presides at all stockholder and Board meetings at which he is present.

We also have a Presiding Director, Mr. Nutter, who was appointed to that position on October 2, 2006 and was reaffirmed in 2009 to continue through April 2011. In addition to his powers and authorities as a Board member, Mr. Nutter has the power and authority to:

•	preside at, and set agendas, priorities and procedures for, all meetings of non-employee directors when they meet in executive session without the participation of management;

•	coordinate with non-employee directors the review, revision, addition or deletion of proposed agenda items for any Board meeting;

•	request access to any employee at any time; and

•	retain independent outside financial, legal or other advisors on behalf of any committee or subcommittee of the Board.

Our Board has four standing committees — Audit, Compensation, Integration, and Nominating and Corporate Governance — the responsibilities and authority of which are described above. Each of these committees consists solely of independent directors and has its own Chairman who is responsible for directing the committee’s work in fulfilling its responsibilities.

Our Board believes this leadership structure is in the best interests of Republic and its stockholders. Our Chairman and Chief Executive Officer provides the strong, clear and unified leadership that is critical in our relationships with our stockholders, employees, customers, suppliers and other stakeholders. He also serves as a valuable bridge between the Board and our management. We have effective and active oversight by experienced independent directors, who have selected an independent Presiding Director and independent committee chairs. Our system provides appropriate checks and balances to protect stockholder value and allows for efficient management.

Risk Oversight. We face a variety of risks, including credit and liquidity risk, operational risk, environmental risk, litigation risk, compliance risk, compensation risk and integration risk. In accordance with NYSE requirements, our Audit Committee charter requires the Audit Committee to, among other things:

•	meet periodically with management and our independent auditors to review our major financial risk exposures and the steps management has taken to monitor and control them;

•	discuss guidelines and policies with respect to risk assessment and risk management;

•	advise the full Board with respect to our policies and procedures regarding compliance with applicable laws and regulations and with our Code of Conduct;

•	review with our General Counsel legal matters that may have a material impact on our financial statements, our compliance policies, and any material reports or inquiries received from regulators or governmental agencies; and

•	at least annually, and otherwise as necessary, provide new and existing Audit Committee members an overview of our key financial risks and our legal and regulatory requirements.

Our Audit Committee meets at least quarterly and takes various steps to assist it in fulfilling its risk oversight function. For example, the agenda for our Audit Committee meetings typically includes a report by each of our General Counsel and our Vice President of Internal Audit. Before each meeting, our General Counsel provides the Audit Committee a comprehensive report describing our most significant pending litigation, environmental, regulatory and compliance matters, and information regarding our AWARE Line activity. The AWARE Line is an integral part of our compliance program and provides a way for our employees to provide information to us confidentially regarding concerns they may have with respect to compliance with policies, ethical requirements and legal requirements. Likewise, before each meeting, our Vice President of Internal Audit provides to the Audit Committee a comprehensive report on internal audit matters, including Sarbanes-Oxley Act testing results and environmental, health and safety findings. At the meeting, the General Counsel and the Vice President of Internal Audit supplement their advance written reports with oral presentations and respond to questions from the directors. Further, the Chairman of the Audit Committee has reviewed, discussed with our Vice President of Internal Audit and concurred in a program for field audits whereby each field audit includes a finance review, an operations review and a compliance review. In addition, our Treasurer and Risk Manager periodically brief the Audit Committee or the Board on our insurance coverage programs and related risks.

Our Board and other Board committees also are actively involved in risk oversight. For example:

•	the Audit Committee provides regular reports to the Board on risk issues and our independent auditors report to the Board annually on business and financial risk considerations;

•	the agendas for our Board meetings include regular reports from our Executive Vice President and Chief Financial Officer, and Treasurer regarding the financial, credit and liquidity risks we face, including hedging issues;

•	our Chief Operating Officer and other members of management regularly discuss with the Board various operational risks, including pricing risk, customer defection risk, commodity price risk, safety risk, and capital expenditure and fleet risk;

•	the Compensation Committee addresses risks that may be implicated by our executive compensation programs;

•	the Integration Committee addresses risks arising from our merger with Allied and the integration of the two companies, and our Board agendas include a regular report from the Senior Vice President, Integration and Process Improvement regarding the status of the integration; and

•	the Board and individual Board members engage in periodic discussions with management regarding risk as they deem appropriate.

While the Board and its committees provide risk oversight, company management is responsible for the day-to-day risk management processes. We believe our Board’s role is to satisfy itself that:

•	the risk management processes designed and implemented by management are adapted to the Board’s corporate strategy;

•	those processes are functioning effectively;

•	management communicates material risks to the Board or the Audit Committee; and

•	necessary actions are being taken to foster a culture of compliance and risk-adjusted decision making throughout Republic.

We further believe that the Board and committee leadership structure we have implemented and the division of responsibilities described above is the most effective approach to address the risks we face.

Communications with the Board of Directors

Any stockholder or other interested party who wishes to communicate with the Board, a committee of the Board, the Presiding Director, or the non-management directors (as a group or individually), may send correspondence to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. The Corporate Secretary will compile and submit on a periodic basis such correspondence to the entire Board, or, if and as designated in the communication, to the appropriate committee of the Board, the

Presiding Director, or the non-management directors (as a group or the appropriate individual member). The independent members of the Board have approved this process.

Attendance at Annual Meetings Policy

We do not have a formal policy requiring our directors to attend the Annual Meeting. Two of our directors attended our 2009 Annual Meeting.

Derivative Claim Against Our Directors

In late 2009, a Republic stockholder brought a lawsuit in Federal court in Delaware challenging our disclosures in our 2009 proxy statement with respect to the Executive Incentive Plan (“EIP”) that was approved by our stockholders at the 2009 annual meeting. The lawsuit is styled as a combined proxy disclosure claim and derivative action. We are a defendant only with respect to the proxy disclosure claim, which seeks only to require us to make additional disclosures regarding the EIP and to hold a new stockholder vote prior to making any payments under the EIP. The derivative claim is purportedly brought on behalf of our company against all of our directors and the individuals who were executive officers at the time of the 2009 annual meeting and alleges, among other things, breach of fiduciary duty. That claim also seeks injunctive relief and seeks to recoup on behalf of our company an unspecified amount of the incentive compensation that may be paid to our executives under the EIP, as well as the amount of any tax deductions that may be lost if the EIP does not comply with Section 162(m) of the Internal Revenue Code. We believe the lawsuit is without merit and is not material and intend to vigorously defend against the plaintiff’s allegations.

DIRECTOR COMPENSATION

When establishing and reviewing the compensation paid to our directors, we consider the level of work and involvement the directors have with our business. We also consider compensation packages available to directors in the marketplace, with particular emphasis placed on the compensation packages available to directors at our peer group companies.

We compensate our directors as follows: (i) we pay each non-employee director an annual retainer of $80,000, (ii) we pay each committee chairman and the Presiding Director an annual fee of $20,000, (iii) we pay each non-employee director $1,500 for each board or committee meeting attended, except with respect to the Integration Committee for which we pay each member $1,500 per calendar quarter as meeting fees, and (iv) we annually grant each non-employee director 7,500 restricted stock units (in place of deferred stock units) that are vested but not settled until the director’s termination of service as a member of our Board. In addition, effective January 1, 2009, non-employee directors were granted a one-time grant of 22,500 restricted stock units that will vest in three equal annual installments commencing one year after the date of award but are not settled until the director’s termination of service as a member of our Board. For any non-employee director first elected after July 29, 2009 the Board, as recommended by the Nominating and Corporate Governance Committee, approved a one-time award of restricted stock units having a face value of $250,000 (divided by the closing price per share of Republic’s stock as of the date of grant to determine the number of restricted stock units) that will vest in three equal annual installments commencing one year from the date of the award plus a pro-rated grant of fully vested restricted stock units in the amount of 7,500 units pro-rated to the remaining days during the year. These restricted stock units are not settled until the director’s termination of service as a member of our Board. Restricted stock units are settled through the issuance of shares of our common stock. At the end of any quarter in which dividends are distributed to stockholders, the non-employee directors receive additional restricted stock units with a value (based on the closing price of Republic stock on the dividend payment date) equal to the value of dividends they would have received on the shares of stock underlying all restricted stock units held by them on the dividend record date.

All compensation paid by us during 2009 to our non-employee directors is detailed below. Mr. O’Connor’s compensation is reflected in the other schedules contained in this proxy statement, and he received no additional compensation from us for his duties as a director.

Director Compensation in 2009

	Fees Earned
	or Paid in Cash	Stock Awards
Name	($)(1)	($)(2)(3)	Total ($)

John W. Croghan	131,500	743,700	875,200
James W. Crownover	110,000	743,700	853,700
William J. Flynn	99,500	743,700	843,200
David I. Foley(4)	117,500	743,700	861,200
Michael Larson	17,194	284,563	301,757
Nolan Lehmann	119,000	743,700	862,700
W. Lee Nutter	122,500	743,700	866,200
Ramon A. Rodriguez	148,000	743,700	891,700
Allan C. Sorensen	148,000	743,700	891,700
John M. Trani	101,000	743,700	844,700
Michael W. Wickham	143,500	743,700	887,200

(1)	“Fees Earned or Paid in Cash” includes an annual cash retainer, committee chairmanship and Presiding Director retainers and meeting fees for the board and its committees earned during 2009.

(2)	The amounts shown in this column represent the grant date fair value of restricted stock units granted in 2009 calculated in accordance with FASB ASC Topic 718. This does not include the value of additional restricted stock units received in lieu of dividends. Each Director, except Mr. Larson, received two grants on January 1, 2009 with a grant date fair value of $24.79 per share, which was the closing price of our stock on December 31, 2008. The first grant was an annual grant of 7,500 restricted stock units to each director which was fully vested upon the grant but will not be settled until his termination of service as a member of our Board. The second grant was a one time grant of 22,500 restricted stock units to each director which vests over three years but also will not be settled until his termination of service as a member of our Board. Mr. Larson joined the Board on October 28, 2009 and received two grants of restricted stock units on that date with a grant date fair value of $26.29 per share, which was the closing price of our stock on the grant date. His prorated annual grant was for 1,315 restricted stock units which was fully vested but will not be settled until his termination of service as a member of our Board. His second grant was a one time grant of 9,509 restricted stock units which vest over three years but also will not be settled until his termination of service as a member of our Board. All of our non-employee directors, except for Mr. Larson, had 23,215 unvested restricted stock units (including dividends in the form of additional restricted stock units) and 7,738 vested, but unsettled, restricted stock units (including dividends in the form of additional restricted stock units) as of December 31, 2009. Mr. Larson had 9,509 unvested restricted stock units and 1,315 vested, but unsettled, restricted stock units as of December 31, 2009 due to his joining the Board during 2009.

(3)	See Note 11 to our Consolidated Financial Statement included in our Form 10-K for the year ended December 31, 2009, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718. The following table sets forth the aggregate number of vested stock options held by each of our non-employee directors as of December 31, 2009. There were no unvested stock options held by our non-employee directors as of December 31, 2009.

	Number of Securities
	Underlying Unexercised	Option Exercise	Option Expiration
Name	Options Exercisable (#)	Price ($)	Date

John W. Croghan	15,000	9.70	1/30/2011

	15,000	11.60	1/31/2012

	15,000	12.82	2/5/2013

James W. Crownover	11,250	22.64	12/12/2012

	4,500	19.62	5/21/2013

	4,500	28.00	5/21/2014

William J. Flynn	—	—	—

David I. Foley(a)	—	—	—

Michael Larson	—	—	—

Nolan Lehmann	4,500	13.33	5/3/2010

	4,500	37.80	5/23/2011

	4,500	24.62	5/29/2012

	4,500	19.62	5/21/2013

	4,500	28.00	5/21/2014

W. Lee Nutter	—	—	—

Ramon A. Rodriguez(b)	15,000	9.70	1/30/2011

	15,000	11.60	1/31/2012

	15,000	12.82	2/5/2013

Allan C. Sorensen	15,000	9.70	1/30/2011

	15,000	11.60	1/31/2012

	15,000	12.82	2/5/2013

John M. Trani	—	—	—

Michael W. Wickham	—	—	—

(a)	Outstanding options to purchase 36,000 shares were held by Blackstone and its related entities as of December 31, 2009. Mr. Foley is a principal of Blackstone. Only compensation paid on Mr. Foley’s behalf to Blackstone is shown in these tables, however all equity awards remaining outstanding for Blackstone are included in the Beneficial Ownership tables.

(b)	All outstanding options granted to Mr. Rodriguez are held by Crombet LLLP, a limited liability limited partnership of which the general partner is an entity controlled by Mr. Rodriguez and his spouse.

(4)	Cash fees and equity awards payable to Mr. Foley were paid directly to Blackstone Management Partners III L.L.C.

AUDIT COMMITTEE REPORT

The following statement made by the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under either of these acts.

Management is responsible for our internal controls, financial reporting processes, and compliance with laws and regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Codification of Statements on Auditing Standards, AU § 380 regarding communication with the audit committee.

In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence. The Audit Committee has considered whether the independent auditors’ provision of audit-related and other non-audit services to us is compatible with maintaining the auditors’ independence.

Finally, the Audit Committee has evaluated the independent auditors’ role in performing an independent audit of our financial statements in accordance with generally accepted auditing standards and applicable professional and firm auditing standards, including quality control standards. The Audit Committee has received assurances from the independent auditors that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent auditors have further assured the Audit Committee that its engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

In reliance on the reviews, discussions and evaluations referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC. By recommending to the Board that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Submitted by the Audit Committee:

Ramon A. Rodriguez, Chairperson
John W. Croghan
James W. Crownover
Nolan Lehmann
John M. Trani

AUDIT AND RELATED FEES

Independent Auditor Fee Information

The following table presents the aggregate fees billed to us by Ernst & Young LLP for the audit of our annual financial statements for the fiscal years ended December 31, 2009 and 2008 and other services provided during those periods:

	2009	2008

Audit Fees	$3,039,249	$4,133,154
Audit-Related Fees	46,000	2,025,156
Tax Fees	272,000	—
All Other Fees	—	—

	$3,357,249	$6,158,310

Audit fees include fees associated with the annual audit and Form 10-K, the review of our reports on Form 10-Q and comfort letters. Audit fees also include amounts related to Ernst & Young LLP’s report on our internal controls in accordance with the Sarbanes-Oxley Act of 2002. In 2008, audit-related fees consisted primarily of due diligence work performed as part of the merger with Allied. In 2009, audit-related fees consisted primarily of fees associated with the audits of our employee benefit plans. In 2009, tax fees consisted of fees billed for professional services rendered for tax compliance.

Pre-Approval Policies and Procedures

Our Audit Committee pre-approves all fees to be paid to our independent public accountants in accordance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in accordance therewith.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of (1) Forms 3 and 4 and amendments to each form furnished to us pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934, during our fiscal year ended December 31, 2009, (2) any Forms 5 and amendments to the forms furnished to us with respect to our fiscal year ended December 31, 2009, and (3) any written representations referred to us in subparagraph (b)(1) of Item 405 of Regulation S-K under the Securities Exchange Act of 1934, no person who at any time during the fiscal year ended December 31, 2009 was a director, Section 16(a) officer or, to our knowledge, a beneficial owner of more than 10% of our common stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended December 31, 2009 or prior fiscal years, except that: (1) Mr. Holmes filed a late Form 4 on January 12, 2009 reporting (a) a disposition of Republic shares when a stock fund in his deferred compensation account was paid out in cash in connection with the Allied merger and (b) an acquisition of shares of Republic common stock acquired in exchange for shares of Allied common stock in connection with the merger; (2) Mr. Holmes filed a late Form 4 on May 29, 2009 reporting a grant of Republic restricted shares in accordance with the provisions of his employment agreement; (3) Mr. O’Connor filed a late Form 4 on January 9, 2009 reporting a disposition of Republic shares when a stock fund in his deferred compensation account was paid out in cash in connection with the Allied merger, and a late Form 4 on May 29, 2009 reporting a grant of Republic restricted shares in accordance with the provisions of this employment agreement; (4) Charles F. Serianni filed a late Form 4 on April 7, 2009 reporting a grant of Republic restricted shares; (5) Mr. Nutter filed a late Form 4 on October 1, 2009 reporting an acquisition of shares of Republic common stock through an investment account which was not directed by Mr. Nutter; and (6) each of Mr. O’Connor, Mr. Slager and Mr. Holmes filed a late Form 4/A on December 29, 2009, reporting the withholding of shares to satisfy taxes in connection with the vesting of restricted stock.

SECURITY OWNERSHIP OF FIVE PERCENT STOCKHOLDERS

The following table shows certain information as of March 16, 2010 with respect to the beneficial ownership of common stock by each of our stockholders who is known by us to be a beneficial owner of more than 5% of our outstanding common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percent(1)

Cascade Investment, L.L.C., William H. Gates III	56,754,169	(2)	14.9%
2365 Carillon Point, Kirkland, WA 98033

Steven A. Schwarzman	21,575,774	(3)	5.7%
c/o Blackstone Management Associates III L.L.C.
345 Park Avenue
New York, NY 10154

(1)	Calculated in accordance with Rule 13d-3 under the Exchange Act, based on 381,545,652 shares issued and outstanding at the close of business on March 16, 2010.

(2)	Based on Amendment No. 10 to Schedule 13D filed with the Securities and Exchange Commission by Cascade Investment, L.L.C. (“Cascade”) on October 30, 2009. Of the shares reported above, Cascade holds 55,404,169 shares (14.5%), which may be deemed beneficially owned by William H. Gates III as the sole member of Cascade. Of the shares reported above, the Bill & Melinda Gates Foundation Trust (the “Trust”) holds 1,350,000 shares (0.4%), which may be deemed to be beneficially owned by Mr. Gates and Melinda French Gates as Co-Trustees of the Trust. Michael Larson, the business manager of Cascade, disclaims any beneficial ownership of the common stock beneficially owned by Cascade or Mr. Gates. Mr. Gates’ address is One Microsoft Way, Redmond, WA 98052.

(3)	Based on Schedules 13D and 13D/A filed with the SEC on December 15, 2008 and February 17, 2009, respectively, by Blackstone Capital Partners II Merchant Banking Fund L.P. (“BCP II”), Blackstone Offshore Capital Partners II L.P. (“BOCP II”), Blackstone Family Investment Partnership II L.P. (“BFIP II”), Blackstone Management Associates II L.L.C. (“BMA II”), Blackstone Capital Partners III Merchant Banking Fund L.P. (“BCP III”), Blackstone Offshore Capital Partners III L.P. (“BOCP III”), Blackstone Family Investment Partnership III L.P. (“BFIP III”), Blackstone Management Associates III L.L.C. (“BMA III”), Blackstone Management Partners III, L.L.C. (“BMP III”), Blackstone Group, L.P. (“BX”) and Blackstone Group Management, LLC (“BGM”) (collectively, the “Blackstone Entities”) and Mr. Stephen A. Schwarzman. BMA II is the sole general partner of BCP II and BFIP II and the sole investment general partner of BOCP II. Blackstone Services (Cayman) LDC is the administrative general partner of BOCP II. Pursuant to the partnership agreement of BOCP II, BMA II has the sole power to vote securities held by BOCP II and the sole power to dispose of securities held by BOCP II. BMA III is the sole general partner of BCP III and BFIP III and the sole investment general partner of BOCP III. Blackstone Services (Cayman) LDC is the administrative general partner of BOCP III. Pursuant to the partnership agreement of BOCP III, BMA III has the sole power to vote securities held by BOCP III and the sole power to dispose of securities held by BOCP II. BMP III is the investment advisor to certain of the Blackstone Entities. The principal business and office address of BCP II, BFIP II, BMA II, BCP III, BFIP III and BMA III is 345 Park Avenue, New York, New York 10154. The principal business and office address of BOCP II and BOCP III is Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman, KY1-9002, Cayman Islands. According to the Blackstone Entities’ Schedules 13D and 13D/A, no one Blackstone Entity alone owns 5% or more of our outstanding common stock. However, Mr. Schwarzman, as the founding member of BMA II and BMA III, may be deemed the beneficial owner of 21,575,774 shares of our common stock held by the Blackstone Entities as follows: (i) BCP II holds 2,975,195 shares; (ii) BOCP II holds 883,074 shares; (iii) BFIP II holds 296,072 shares; (iv) BCP III holds 13,800,706 shares; (v) BOCP III holds 2,558,819 shares; (vi) BFIP III holds 1,044,225 shares; and (vii) BMP III holds 17,683 shares. The 21,575,774 shares of our common stock held by the Blackstone Entities were acquired in exchange for 47,946,163 shares of Allied common stock in connection with our merger with Allied. On December 2, 2008, we entered into a Letter Agreement with the Blackstone Entities granting certain registration rights with respect to the shares of Republic received by the Blackstone Entities in the merger.

SECURITY OWNERSHIP OF THE BOARD OF DIRECTORS AND MANAGEMENT

The following table shows certain information as of March 16, 2010 with respect to the beneficial ownership of common stock by (1) our current directors, (2) each of the executive officers listed in the Summary Compensation Table and (3) all of our current directors and executive officers as a group. We have adjusted share amounts and percentages shown for each individual in the table to give effect to shares of common stock that are not outstanding but which the individual may acquire upon exercise of all options exercisable within 60 days of March 16, 2010. However, we do not deem these shares of common stock to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other individual listed on the table.

Shares Beneficially Owned*
Name of Beneficial Owner	Number**	Percent***

James E. O’Connor	412,398(1)	—

John W. Croghan	195,000(2)	—

James W. Crownover	35,736(3)	—

William J. Flynn	16,002(4)	—

David I. Foley	21,611,774(5)	5.7%

Michael Larson	—	—

Nolan Lehmann	73,494(6)	—

W. Lee Nutter	7,832(7)	—

Ramon A. Rodriguez	45,000(8)	—

Allan C. Sorensen	45,000(9)	—

John M. Trani	16,002(10)	—

Michael W. Wickham	—	—

Tod C. Holmes	231,607(11)	—

Michael P. Rissman	20,028(12)	—

Donald W. Slager	598,216(13)	—

Timothy R. Donovan	115,136(14)

All directors and executive officers as a group (15 persons)	23,308,089(15)	6.1%

*	Excludes vested restricted stock units held by directors in the amount of 8,874 for Mr. Larson and 23,130 for each of the other directors.

**	All share numbers have been rounded to the nearest whole share number.

***	Calculated in accordance with Rule 13d-3 under the Exchange Act, and based on 381,545,562 shares issued and outstanding at the close of business on March 16, 2010. Other than Mr. Foley, each of our directors and executive officers beneficially owns less than 1% of our outstanding common stock.

(1)	The aggregate amount of common stock beneficially owned by Mr. O’Connor consists of 176,277 shares owned directly by him, 168,323 shares of restricted stock, exercisable options to purchase 59,410 shares, 1,555 shares owned through our 401(k) Plan, and 6,833 shares owned through our Employee Stock Purchase Plan.

(2)	The aggregate amount of common stock beneficially owned by Mr. Croghan consists of 150,000 shares owned directly by him and exercisable options to purchase 45,000 shares.

(3)	The aggregate amount of common stock beneficially owned by Mr. Crownover consists of 15,486 shares owned directly by him and exercisable options to purchase 20,250 shares.

(4)	The aggregate amount of common stock beneficially owned by Mr. Flynn consists of 16,002 shares owned directly by him.

(5)	The aggregate amount of common stock beneficially owned by Mr. Foley includes all shares held by the Blackstone Entities. This consists of 21,575,774 shares held directly by Blackstone Entities, and exercisable options held by Blackstone Entities to purchase 36,000 shares. Mr. Foley is a Senior Managing Director of Blackstone Associates and disclaims beneficial ownership of the shares owned by Blackstone Entities.

(6)	The aggregate amount of common stock beneficially owned by Mr. Lehmann consists of 55,494 shares owned directly by him and exercisable options to purchase 18,000 shares.

(7)	The aggregate amount of common stock beneficially owned by Mr. Nutter consists of 7,832 shares owned directly by him.

(8)	The aggregate amount of common stock beneficially owned by Mr. Rodriguez consists of exercisable options to purchase 45,000 shares which were transferred to Crombet, LLLP, a limited liability limited partnership of which the general partner is an entity controlled by Mr. Rodriguez and his spouse. Mr. Rodriguez disclaims beneficial ownership of the shares owned by Crombet, LLLP.

(9)	The aggregate amount of common stock beneficially owned by Mr. Sorensen consists of exercisable options to purchase 45,000 shares.

(10)	The aggregate amount of common stock beneficially owned by Mr. Trani consists of 16,002 shares owned directly by him.

(11)	The aggregate amount of common stock beneficially owned by Mr. Holmes consists of 28,600 shares owned directly by him, 60,000 shares owned by his spouse, 54,049 shares of restricted stock, exercisable options to purchase 83,765 shares, 2,822 shares owned through our 401(k) Plan, and 2,371 shares owned through our Employee Stock Purchase Plan.

(12)	The aggregate amount of common stock beneficially owned by Mr. Rissman consists of 2,351 shares owned directly by him and exercisable options to purchase 17,677 shares.

(13)	The aggregate amount of common stock beneficially owned by Mr. Slager consists of 138,398 shares owned directly by him, 80,160 shares of restricted stock, exercisable options to purchase 379,462 shares and 196 shares owned through our 401(k) Plan.

(14)	The aggregate amount of common stock beneficially owned by Mr. Donovan consists of 2,636 shares owned directly by him and exercisable options to purchase 112,500 shares.

(15)	The aggregate amount of common stock beneficially owned by all current directors, director nominees and executive officers as a group consists of (a) 22,182,216 shares owned directly, (b) 302,532 shares of restricted stock, (c) 60,000 shares indirectly owned by a spouse, (d) exercisable options to purchase 749,564 shares, (e) 4,573 shares owned through our 401(k) Plan, and (f) 9,204 shares owned through our Employee Stock Purchase Plan. The aggregate amount of common stock beneficially owned by all current directors, director nominees and executive officers as a group excludes common stock beneficially owned by Mr. Donovan.

EXECUTIVE OFFICERS

Our executive officers serve at the pleasure of the Board and are subject to annual appointment by the Board. Following is a list of our current executive officers. Biographical information about each of our current executive officers follows the table.

Name	Age	Position Held

James E. O’Connor	60	Chairman of the Board of Directors and Chief Executive Officer
Donald W. Slager	48	President and Chief Operating Officer
Tod C. Holmes	61	Executive Vice President and Chief Financial Officer
Michael P. Rissman	49	Executive Vice President, General Counsel and Corporate Secretary

See “Election of Directors — Biographical Information Regarding Director Nominees and Executive Officers” for biographical information about Mr. O’Connor.

Donald W. Slager was named President and Chief Operating Officer in December 2008. Prior to that, Mr. Slager served as President and Chief Operating Officer of Allied from January 2005 and Executive Vice President and Chief Operating Officer of Allied from June 2003. Mr. Slager was Senior Vice President Operations of Allied from December 2001 to June 2003. Previously, Mr. Slager served as Vice President — Operations of Allied from February 1998 to December 2001, as Assistant Vice President — Operations of Allied from June 1997 to February 1998, and as Regional Vice President of the Western Region of Allied from June 1996 to June 1997. Mr. Slager also served as District Manager for the Chicago Metro District of Allied from 1992 to 1996. Before Allied’s acquisition of National Waste Services in 1992, he served at National Waste Services as General Manager from 1990 to 1992 and in other management positions with that company since 1985. Mr. Slager serves on the board of directors of UTi Worldwide, Inc.

Tod C. Holmes was named Executive Vice President and Chief Financial Officer in December 2008. Prior to that, Mr. Holmes served as our Senior Vice President and Chief Financial Officer from August 1998 to December 2008. Mr. Holmes served as our Vice President — Finance from June 1998 until August 1998 and as Vice President of Finance of our former parent company’s Solid Waste Group from January 1998 until June 1998. From 1987 to 1998, Mr. Holmes served in various positions with Browning-Ferris Industries, Inc., including Vice President, Investor Relations from 1996 to 1998, Divisional Vice President, Collection Operations from 1995 to 1996, Divisional Vice President and Regional Controller — Northern Region from 1993 to 1995, and Divisional Vice President and Assistant Corporate Controller from 1991 to 1993.

Michael P. Rissman was named Executive Vice President, General Counsel and Corporate Secretary in August 2009. Prior to that, Mr. Rissman had served as acting General Counsel and Corporate Secretary from March 2009. Mr. Rissman joined Allied as Vice President and Deputy General Counsel in July 2007 and continued in these same positions at Republic after our merger with Allied in December 2008. Prior to joining Allied, Mr. Rissman was a partner at Mayer, Brown, Rowe & Maw, LLP, in Chicago. Mr. Rissman was at Mayer Brown from 1990 until coming to Allied in 2007.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

Background and Role of the Compensation Committee

The Compensation Committee of our Board establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of salaries and incentive compensation to executive officers, and administers our stock incentive plan. Five members of our Board sit on the Compensation Committee, each of whom is independent as that term is defined under listing standards of the NYSE.

Compensation Program Objectives

Our executive compensation program is designed to attract and retain our officers and to motivate them to increase stockholder value on both an annual and a longer-term basis primarily by improving our earnings and return on invested capital and generating increasing levels of free cash flow.

The Compensation Committee structures compensation packages that are primarily weighted toward incentive forms of compensation to ensure that each officer’s interests are aligned with the interests of our stockholders. Our incentive forms of compensation do not focus on individual goals or individual performance, but instead focus on organization-wide strategic goals and objectives. We believe that stockholder interests are best served — and that our officers’ interests are best aligned with those of our stockholders — by establishing, working toward and achieving team-oriented strategic goals and objectives that affect our entire organization. The relationship between our ability to improve earnings and return on invested capital and to generate free cash flow is closely tied to the financial rewards received by our stockholders. Consequently, the success of our officers in improving earnings and return on invested capital and generating free cash flow is closely linked to the financial rewards they receive.

Our compensation programs have evolved significantly during our past ten years as a publicly traded company, reflecting the increasing complexity of our business and the competitive challenges of the marketplace.

For a short period of time after our initial public offering, one of our main strategic objectives was to grow our business through acquisitions. Beginning in late 1999, as a result of industry-specific conditions, we shifted our strategic objectives from growing through acquisitions to growing our business organically, improving our return on invested capital, generating free cash flow and distributing such cash flow in various forms to our stockholders. Consistent with this shift in strategic focus, in early 2001 our Compensation Committee adopted a long-term cash incentive plan to reward our named executive officers’ ability to achieve our strategic objectives by generating increasing amounts of free cash flow and improving our return on invested capital over an extended time horizon.

Beginning in late 2003 and continuing to the present, the Compensation Committee retained the services of Pearl Meyer & Partners (“Pearl Meyer”) to assist the Compensation Committee with its review of compensation for our senior executives, including our named executive officers. In addition, Pearl Meyer was asked to conduct an annual market comparison analysis and also has been utilized as a regular advisor to the Compensation Committee regarding ongoing compensation issues. The Compensation Committee retains Pearl Meyer directly, supervises all work assignments performed by them, and reviews and approves all work invoices received from Pearl Meyer for payment. Nevertheless, there are instances when Pearl Meyer must work with our management to obtain compensation information and data to perform its tasks. Other than as described above, Pearl Meyer was not asked to perform any other services for us.

In addition to Pearl Meyer, the Compensation Committee has the ability to retain any other advisors it deems necessary or desirable in order for it to discharge its duties. In 2008 and early 2009, the Compensation Committee retained the law firm of Fried, Frank, Harris, Shriver & Jacobson LLP to assist in the development of restated employment agreements for the named executive officers. The Compensation Committee has sole authority to terminate the retention of any consultant or advisor it has retained.

When making decisions regarding the compensation of named executive officers, the Compensation Committee considers data and analyses prepared by Pearl Meyer that include our prior performance and historical pay to the named executive officers and the appropriateness of such compensation compared to that of our peer group companies. General compensation surveys compiled by other consulting firms are also reviewed and considered by the Compensation Committee in determining the appropriateness of executive compensation. Finally, the Compensation Committee also considers the compensation recommendations set forth by the Chief Executive Officer for executive officers other than himself. In considering compensation matters generally, and the compensation packages of the named executive officers in particular, the Compensation Committee routinely meets in executive session outside the presence of the named executive officers or any of our other employees.

Elements of Compensation

For 2009 our compensation program for named executive officers consisted of the following components:

•	Salaries

•	Annual cash incentive awards

•	Long-term incentive compensation

  –  Long-term cash incentive awards

  –  Equity compensation

•	Synergy incentive awards

•	Other benefits

Each of these components is reflected in the Summary Compensation Table and is discussed in detail below.

The Compensation Committee reviewed Republic’s employee benefit plans and severance agreements in connection with the merger with Allied. The Compensation Committee determined unanimously that the closing of the merger with Allied constituted a change of control under various Republic employee benefit plans and severance agreements. As a result of this determination, the closing of the merger triggered accelerated vesting of certain benefits under various Republic employee benefit plans and increased benefits payable under certain severance agreements in connection with employment terminations upon or after the merger.

Why Each Element of Compensation is Paid and How the Amount of Each Element of Compensation is Determined

As mentioned above, our compensation packages are primarily weighted toward incentive compensation, although we do not adhere to a precise mathematical allocation between salary and incentive compensation. Nevertheless, a significant portion of our named executive officers’ total compensation is placed at risk through annual and long-term incentive cash and equity compensation.

Salaries. During 2009, the annual cash salaries paid to Messrs. O’Connor, Slager, and Holmes were $1,100,000, $875,000, and $575,000, respectively. For Messrs. O’Connor, Slager, and Holmes, these salaries reflected increases of $175,000, $212,000, and $135,000, respectively, from their 2008 pre-merger salaries. Their 2009 salaries reflected the increasing responsibilities of each as the result of the merger. Our former General Counsel, Mr. Donovan, had a base salary of $535,000 for 2009 but left our company in March 2009. Mr. Rissman was promoted to Executive Vice President, General Counsel and Corporate Secretary in August 2009 and his annual cash salary was increased to $400,000 at that time. This salary reflected an increase of $115,000 from his salary as Vice President and Deputy General Counsel.

Annual Incentive Compensation. Annual incentive compensation for each of our named executive officers is governed by our Executive Incentive Plan which was approved by our stockholders at our 2009 Annual Meeting. Under this plan, each of our named executive officers is eligible to receive annual incentive compensation upon achieving predetermined levels of (a) earnings per share and (b) free cash flow, both of which are approved by the Compensation Committee at the beginning of our fiscal year following approval by the Board of our annual budget.

During 2009, the annual incentive target payout for each of our named executive officers was as follows:

Annual Incentive Target Payout
Named Executive Officer	Percentage of Salary

Mr. O’Connor	130%
Mr. Slager	120%
Mr. Holmes	100%
Mr. Donovan(1)	80%
Mr. Rissman(2)	80%

(1)	Mr. Donovan left us in March 2009 and was therefore no longer a participant in the 2009 annual incentive upon his departure. The percentage shown is the percentage he would have been eligible to receive under the terms of his employment agreement had he not left in 2009.

(2)	Mr. Rissman was promoted to Executive Vice President, General Counsel and Corporate Secretary in August 2009 and his annual incentive target payout was increased from 60% to 80% of his base salary. His 2009 annual incentive was prorated between his periods of employment in each position. The higher percentage of 80% will apply for the full year 2010.

For 2009, if our free cash flow target and our earnings per share target were both met but not exceeded, the percentage of Annual Incentive Target Payout amount to each named executive officer was calculated as a percentage of his salary as set forth above. One-half of the targeted payout amount was attributable to free cash flow and one-half to earnings per share. We define free cash flow, which is not a measure determined in accordance with U.S. GAAP, as cash provided by operating activities less purchases of property and equipment, plus proceeds from sales of property and equipment as presented in our consolidated statements of cash flows. For 2009, the definition of free cash flow excluded working capital, proceeds from fixed asset sales and cash received or paid in connection with legacy Allied tax disputes. In addition, at the time of certification of the award payouts, the Compensation Committee lowered the free cash flow results to adjust for property and equipment received during the prior period but paid for in the following period, net. If our free cash flow target was met or exceeded, and our earnings per share target was exceeded, the targeted payout amount to each named executive officer would increase. That increase was approximately 6.7% of the targeted payout amount for each $.01 by which we exceeded our earnings per share target, up to a maximum of $.15 per share, resulting in a possible maximum payout equal to 200% of the targeted payout amount calculated pursuant to the table above. There would have been no increase in the targeted payout amount to the named executive officers if our free cash flow target was met or exceeded, but our earnings per share target was not exceeded. If we did not meet, but achieved approximately 87% of, our free cash flow or our earnings per share targets, there was to be a payment to participants of 25% of the targeted payment amount attributable to either free cash flow or earnings per share, as applicable. For increases in either free cash flow or earnings per share above the 87% threshold but below the targeted amount, results were to be interpolated and annual incentive compensation was to be paid to participants on a ratable basis between 25% of the targeted payment amount and the targeted payment amount.

For 2009, our free cash flow target was $575 million and our earnings per share target was $1.20 per share. Actual results were free cash flow (as defined for 2009 and as adjusted downward by the Compensation Committee) of $628.7 million and earnings per share of $1.30 resulting in a payout at 166.7% of the targeted payout amount. Payments for the 2009 annual incentive are reflected in the Summary Compensation Table in the column titled Non-Equity Incentive Plan Compensation. These annual incentive payments to the named executive officers averaged approximately 190% of salary.

For 2010, the annual incentive design remains similar to 2009 with the measures again consisting of components of free cash flow (the FCF Measure) and components of earnings per share (the EPS Measure). For 2010, if our targets for FCF Measure and EPS Measure are both met but not exceeded, the percentage of Annual Incentive Target Payout amount to each named executive officer will be calculated as a percentage of his salary as set forth above for 2009. One-half of the targeted payout amount will be attributable to each measure. If our target for the FCF Measure is met or exceeded, and our target for the EPS Measure is exceeded, the targeted payout amount to each named executive officer will increase. That increase is approximately 4.17% of the targeted payout amount for each $.01 by which we exceed our earnings per share target, up to a maximum of $.24 per share, resulting in a possible maximum payout equal to 200% of the targeted payout amount calculated pursuant to the table above. There is no increase in the targeted payout amount to the named executive officers if our target for the FCF Measure is met or exceeded, but our target for the EPS Measure is not exceeded. If either target is not met, bonus will be paid at an amount below target if the threshold for the FCF Measure is met or the threshold for the EPS Measure is exceeded.

Long-Term Incentive Compensation. For 2009, long-term incentive compensation included a mix of a long-term cash program, restricted stock and stock options.

Long-Term Cash Incentive Compensation. Similar to annual incentive payments, long-term cash incentive payments are based on achieving pre-established performance goals which are set under our Executive Incentive Plan.

Long-term cash incentive awards are based on three-year rolling periods of three calendar years each. A new performance period begins on January 1 of each year, and payouts with respect to each performance period are scheduled to occur following the end of the applicable three-year period. The payouts of the long-term awards are based upon achieving pre-determined levels of (a) cash flow value creation (“CFVC”), which we define as net income plus after-tax interest expense plus depreciation, depletion, amortization and accretion less capital charges (net average assets multiplied by our weighted average cost of capital), and (b) return on invested capital (“ROIC”), both of which are approved by the Compensation Committee at the beginning of each three-year performance cycle. We believe that our stockholders are primarily concerned with our ability to generate free cash flow and provide them with a reasonable return on their investment. As such, we also believe that using these variables serves to closely align management’s interests with our stockholders’ interests. In addition, we believe that these variables tie long-term incentive compensation more directly to our and our officers’ actual performance rather than measures based upon the vagaries of the stock market.

The Compensation Committee, with the advice of its initial compensation consultant, established targeted levels of CFVC and ROIC for our initial performance period of 2001 to 2003. These targets were the same for all participants in the plan and have been revised since that time for each subsequent performance period based on our actual performance, as well as business and financial projections of our future performance. Additionally, also with the advice of its initial compensation consultant, the Compensation Committee established dollar-based long-term incentive compensation payout targets for our initial performance period of 2001 to 2003. From then through early 2009, the Compensation Committee generally increased these payout targets in the range of 5% to 10% per performance period. At the end of 2009, as part of redesigning the program to take into account the merger, the Compensation Committee determined that it would be appropriate to set target awards under the LTIP for the named executive officers at approximately 25% of the total long term compensation target award. If the CFVC or ROIC targets are exceeded during any performance period, the payout to named executive officers and other participants can be increased upward to a maximum of 150% of the targeted payout amount. On an annual basis, both the proposed targets for CFVC and ROIC and the proposed payout targets to participants have been reviewed by the compensation consulting firm then engaged by the Compensation Committee. Since 2004, the consulting firm conducting this review has been Pearl Meyer.

During 2008, the long-term incentive payouts for the 2006 to 2008, 2007 to 2009 and 2008 to 2010 performance periods were paid at target as a result of a change in control provision in the plan. The amounts of long-term incentive compensation paid to the named executive officers for the 2006 to 2008, 2007 to 2009, and 2008 to 2010 performance periods are reflected in the Summary Compensation Table in the column titled Non-Equity Incentive Plan Compensation. These long-term incentive plan payments to named executive officers averaged 246% of salary and, when combined with annual incentive payments, averaged 343% of salary.

In 2009, the Compensation Committee established the long-term incentive payout targets for the 2009 to 2011 performance period, based on CFVC and ROIC over the period. If our CFVC and ROIC targets are both met but not exceeded, the target awards payable in 2012 under this plan to Messrs. O’Connor, Slager, Holmes, and Rissman will be $1,250,000, $650,000, $500,000, and $50,000, respectively. The targeted award that would have been payable in 2012 under this plan to Mr. Donovan was $325,000. If our CFVC and ROIC each exceed their target by 15% or more, then the awards will be a maximum of 150% of the target awards stated above. If we achieve CFVC and ROIC at the threshold of 85% of target, awards will be 50% of the target awards stated above. Results between threshold and target, and results between target and maximum, will be interpolated. Each of the two measures, CFVC and ROIC, is weighted equally. If neither threshold is reached, no award will be paid for the

2009 to 2011 performance period. Mr. Donovan left us in March 2009 and will not receive any payout under this plan.

In 2010, the Compensation Committee established the long-term incentive payout targets for the 2010 to 2012 performance period, based on targeted CFVC and ROIC over the period. If our CFVC and ROIC targets are both met but not exceeded, the target awards payable in 2013 under this plan to Messrs. O’Connor, Slager, Holmes, and Rissman will be $1,250,000, $650,000, $500,000 and $250,000, respectively. If our CFVC and ROIC each exceed their target by 15% or more, then the awards will be a maximum of 150% of the target awards stated above. If we achieve CFVC and ROIC at the threshold of 85% of target, awards will be 50% of the target awards stated above. Results between threshold and target, and results between target and maximum, will be interpolated. Each of the two measures, CFVC and ROIC, is weighted equally. If neither threshold is reached, no award will be paid for the 2010 to 2012 performance period.

Equity Compensation. The Compensation Committee has determined that it is appropriate to provide equity awards to our executive officers (in the form of restricted stock, restricted stock units, and/or stock options), as they align the interests of our executives with our stockholders. Restricted stock and restricted stock units encourage both the preservation of value already generated and growth in our future value. Stock options align the interests of our executives with new stockholders whose basis in our stock is at current share price and for whom growth in value from this point forward is of critical interest. Currently, restricted stock awards represent approximately 50% and stock options approximately 25% of the total long term compensation opportunity, respectively.

Historically, we made regular annual equity awards at the first Compensation Committee meeting of each calendar year. We granted equity awards upon the closing of our merger with Allied in December 2008. Accordingly, we did not grant any regular annual equity awards for 2009. As described, below, however, we did grant equity awards during 2009 in connection with the amendment of certain of our executives’ employment agreements.

For 2010, we are returning to a schedule of providing regular annual grants of equity awards. Grants for our executive officers were approved in October 2009 and became effective in January 2010. For other employees, our Compensation Committee granted awards in February 2010 and approved a model that serves as the template upon which equity compensation was granted to eligible employees by position. Following the annual equity-based compensation grant process discussed above, additional equity awards will be issued consistent with that model to new employees when hired, or to current employees when promoted, into positions that are eligible for equity awards.

We believe that equity awards offer significant motivation to our officers and other employees and serve to align their interests with those of our stockholders. While the Compensation Committee will continually evaluate the use of equity compensation types and amounts, it intends to continue to use such awards as part of our overall compensation program.

In 2009, Messrs. O’Connor, Slager and Holmes received grants of restricted stock upon the signing of their new employment agreements. Messrs. O’Connor, Slager and Holmes received restricted stock grants equal to 88,535, 38,670, and 22,134 shares, respectively. The restricted stock granted to Messrs. O’Connor and Holmes vest one year from their grant date or as provided in their agreements. The restricted stock granted to Mr. Slager vests three years from the grant date or as otherwise provided in his agreement.

In January 2010, Messrs. O’Connor, Slager, Holmes and Rissman were granted 87,169, 56,950, 43,585 and 17,434 restricted stock units, respectively. These restricted stock units vest in equal annual installments over four years or as otherwise provided in their agreements and will be settled in common stock promptly after vesting. In January 2010, Messrs. O’Connor, Slager, Holmes and Rissman were also granted 222,420, 115,658, 88,968 and 44,484 stock options, respectively. These stock options vest in equal annual installments over four years or as provided in their agreements.

We maintain stock ownership guidelines for our executive officers. The current stock ownership guidelines for these individuals are equal to three times their salary and allow each individual 36 months from their appointment to reach the specified ownership level. Each of the named executive officers that has been appointed for longer than 36 months satisfies these guidelines.

Synergy Incentive Plan. The Synergy Incentive Plan provides a cash bonus for the achievement of measurable annual integration cost savings of between $100 million and $150 million. The implementation period for specific actions designed to achieve these savings is the fiscal years 2009 and 2010. The savings to be rewarded will be measured during the fiscal year 2011. We have worked with Deloitte Consulting LLC to develop: 1) a list of specific actions that will be implemented; 2) a rigorous process for tracking and measuring the cost savings and the cost to implement; and 3) a reporting process for management and the Board. An Integration Committee of the Board (as described under the section entitled “Board of Directors and Corporate Governance Matters — Integration Committee”) has been created to oversee the implementation of the cost savings initiatives. Management has and will continue to report at least quarterly to the Integration Committee on specific progress on implementing these actions and realizing the associated savings. The Integration Committee will review and approve any proposed modifications to the overall integration plan on an ongoing basis. The Compensation Committee, in cooperation with the Integration Committee, will approve awards to be made upon completion of the measurement period.

Under the Synergy Incentive Plan, the Compensation Committee approved for Messrs. O’Connor, Slager and Holmes maximum potential payouts of $15,000,000, $10,000,000, and $8,000,000, respectively. Mr. Donovan would have been eligible to receive a maximum of $4,000,000 if he had not left our company in March 2009. Mr. Rissman was promoted in August 2009 and his total award under the Synergy Incentive Plan will be prorated between his periods of employment as Vice President and Deputy General Counsel and Executive Vice President, General Counsel and Corporate Secretary. The prorated maximum for Mr. Rissman is $533,333.

Awards under the Synergy Incentive Plan are presented as a maximum cash award. Maximum awards will pay out if 100% of the goal is achieved. Payout will be at 25% of maximum if the threshold goal is achieved. Achievement between threshold and maximum would result in a payout interpolated between the threshold and maximum payout.

Other Benefits and Perquisites. Our executive compensation program includes other benefits and perquisites as more fully reflected on the table titled All Other Compensation. These benefits and perquisites are reviewed annually by the Compensation Committee with respect to amounts and appropriateness. For 2009, the benefits and perquisites to named executive officers fall into five general categories (a) matching contributions by us to 401(k) and deferred compensation accounts, (b) retirement contributions to deferred compensation accounts, (c) value attributable to life insurance we afford our named executive officers beyond that which is offered to our employee population generally, and (d) relocation allowance. In addition, Mr. O’Connor has access to our airplane for personal use.

Matching Contributions. For all of our employees, including our named executive officers, we match a portion of contributions made by them into our 401(k) Plan. This match equals 100% of the first three percent of pay contributed and 50% of the next two percent of pay contributed by an employee. In addition, because our named executive officers are limited by federal law as to the amount they are permitted to contribute to our 401(k), which in 2009 was generally limited to $16,500 per year or $22,000 for persons 50 years old or older, we have established a Deferred Compensation Plan that permits them to defer additional amounts of their compensation to better provide for their retirement. Under the Deferred Compensation Plan, some participants are also eligible for matching contributions. The matching contribution under the Deferred Compensation Plan is equal to the lesser of two percent of the participant’s plan compensation over established 401(k) limits or 50% of the amount the participant has deferred.

Retirement Contributions. During 2005, we began making a retirement contribution to our senior executives’ deferred compensation accounts, including the accounts of our named executive officers. This contribution is reviewed annually, is discretionary on the part of the Compensation Committee, and may be deferred or discontinued at any time. The contribution amount is a fixed dollar amount and is dependent on the participant’s title and position in the organization. In determining the level of retirement contributions for participants, we began by conducting an actuarial analysis that established a benchmark against which any plan that was ultimately adopted could be compared. Following the establishment of this actuarial benchmark, we decided upon a reduced fixed dollar amount that has remained constant for participants over time. Retirement contribution amounts vest unless otherwise specified in one of four ways. First, the amounts vest upon an officer satisfying the age, service and, in certain instances, notice requirements necessary to qualify for retirement. Second, in the event of death or disability, the retirement contributions vest immediately. Third, if an officer’s employment is terminated “without cause,” the retirement contributions vest immediately but are not available to the officer until the fifth anniversary of the termination date. Fourth, if we complete a transaction that is deemed a change in control, all retirement contributions vest immediately and may be paid out depending upon the original election of the participant. As a result of the merger between Republic and Allied, this change in control feature was triggered and all retirement contributions previously made to the named executive officers became vested and were distributed in 2008. Per their employment agreements effective May 2009, Messrs. O’Connor and Holmes were credited $2,250,000 and $1,000,000, respectively, in their deferred compensation account on January 1, 2010. These amounts were immediately vested on the grant date and will be paid in accordance with the terms of the plan. Mr. Rissman received a contribution to his deferred compensation account in 2009 of $65,000 upon accepting his promotion to Executive Vice President, General Counsel and Corporate Secretary. Mr. Rissman’s contribution will vest under the terms of the Executive Deferred Compensation Plan, as described above. Under his employment agreement, Mr. Slager is entitled to a similar benefit. This benefit, which was preserved in his new employment agreement from his prior agreement with Allied, requires us to pay Mr. Slager a specified amount after termination of his employment for any reason other than his actions or omissions that constitute dishonesty. This payment per his agreement is an amount equal to $2,287,972, increased at an annual rate of 6%, compounded annually from the effective time of the merger until the date of termination.

Relocation. We provided Messrs. O’Connor and Holmes with certain relocation benefits in 2009, reflecting our belief that it was in the best interests of our company to maintain the leadership of Messrs. O’Connor and Holmes by encouraging their moves to our new corporate headquarters in Arizona.

Supplemental Life Insurance. We provide life insurance equal to one times salary for all of our full-time, non-probationary employees. Under their employment agreements, however, we provide life insurance equal to two times salary for Messrs. O’Connor and Holmes. Historically, proceeds under these life insurance policies were used to mitigate any payment we made to the estate of our named executive officers under their respective employment agreements. Under the terms of their amended and restated employment agreements effective May 2009, the proceeds under Messrs. O’Connor and Holmes life insurance policies are no longer used to mitigate any payments under the terms of their agreement. The proceeds would be additional payments made to their estate or other designated beneficiary.

Airplane Use. In addition to the foregoing benefits and perquisites, Mr. O’Connor is permitted to use our airplane for personal travel. The amount reflected in the All Other Compensation table as “Aircraft Usage” represents the incremental cost of providing our aircraft to Mr. O’Connor for personal travel. This valuation is in accordance with SEC guidance and differs from the valuation under applicable tax guidance. At each quarterly meeting of our Compensation Committee, Mr. O’Connor’s personal use of our airplane for the immediately preceding calendar quarter is reviewed for reasonableness.

Dividends. Our executives have received grants of restricted stock and, for 2010, restricted stock units. Following the date that the restricted stock or restricted stock units are granted to them, they receive any dividends we declare on our common stock. For restricted stock units, the dividends are in the form of additional restricted stock units with a value (based on the closing price of Republic stock on the dividend payment date) equal to the value of dividends they would have received on the shares of stock underlying all restricted stock units held by them on the dividend record date. Because we grant restricted stock and restricted stock units to align these individuals’ interests with those of our stockholders, which includes the economic rewards and risks attendant with share ownership, we believe that permitting the officers to receive dividends on awards not yet vested is appropriate.

How Each Compensation Element Fits into the Overall Compensation Objectives and Affects Decisions Regarding Other Elements

In establishing compensation packages for our named executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, our overall performance, and compensation packages available in the marketplace for similar positions. As noted above, greater emphasis is placed on forms of incentive compensation rather than salary.

When considering the marketplace, particular emphasis is placed upon compensation packages available at a targeted universe of peer group companies. The Compensation Committee has consistently worked to establish a meaningful set of peer group companies. We use this set of peer group companies as a reference only and do not target a specific percentile positioning for compensation amounts.

As noted above, the Compensation Committee selects and works with independent compensation consultants to evaluate our executive compensation program in light of the marketplace to make sure the program is competitive.

In consultation with Pearl Meyer, the Compensation Committee revised our peer group in the fall of 2008 to reflect the new and significantly larger dimensions of our company, in terms of revenue and market capitalization, following the merger. This analysis was performed to be used as part of the post-merger compensation planning that was done in the fall of 2008. The new peer group consisted of the following companies:

•	Avery Dennison Corporation

•	Burlington Northern Santa Fe Corporation

•	Con-Way, Inc.

•	CSX Corporation

•	Ecolab Inc.

•	FPL Group, Inc.

•	Halliburton Company

•	Norfolk Southern Corporation

•	Pitney Bowes Inc.

•	Ryder System, Inc.

•	Union Pacific Corporation

•	Waste Connections, Inc.

•	Waste Management, Inc.

•	YRC Worldwide, Inc.

The Compensation Committee considered the compensation programs of these peer group companies in establishing the structure and levels of compensation for our named executive officers following the merger.

In consultation with Pearl Meyer, the Compensation Committee revised our peer group again in July 2009 taking into consideration comparable revenue size, market capitalization and industry or business complexity. The new peer group consisted of the following companies:

•	Con-Way, Inc.

•	CSX Corporation

•	Ecolab Inc.

•	FedEx Corporation

•	J.B. Hunt Transport Services, Inc.

•	Norfolk Southern Corporation

•	Old Dominion Freight Line, Inc.

•	Ryder System, Inc.

•	Sysco Corporation

•	Waste Connections, Inc.

•	Waste Management, Inc.

•	W.W. Grainger, Inc.

The Compensation Committee considered the compensation programs of these peer group companies in establishing the structure and levels of compensation for our named executive officers for 2010.

Executive Separation Policy

In February 2010, the Compensation Committee adopted the Republic Services, Inc. Executive Separation Policy to ensure that the company is well-positioned to attract and retain the most qualified and capable professionals to serve in key executive positions to maximize the value of our company for the benefit of the stockholders. The Compensation Committee also established the policy to enable the Compensation Committee to cover executives under the policy who may be hired or promoted in the future rather than entering into individualized employment agreements with those executives. The policy describes the separation benefits that the company will provide the executives under certain circumstances if their employment ends. The policy will be in effect for any Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, General Counsel, Executive Vice President, Senior Vice President, Vice President or Area President (collectively, the “Covered Executives”) who does not have an employment agreement with our company. Currently, Mr. Rissman is the only named executive officer who does not have an employment agreement and is thus covered under the policy.

Under the policy, Covered Executives (other than those who have employment agreements) will receive severance benefits if their employment is terminated by us without cause (as defined in the policy). The policy also provides for enhanced severance benefits for a termination without cause or a resignation for good reason (as defined in the policy) within one year following a change in control (as defined in the policy). Severance benefits under the policy are payable only if the employee has signed the appropriate form of our Non-Competition, Non-Solicitation, Confidentiality and Arbitration Agreement and has executed a separation agreement containing a waiver and release of legal claims. The Compensation Committee may modify or terminate the policy prior to a change in control for all Covered Executives who have not had a termination of employment prior to the modification or termination as long as the modification applies to all Covered Executives in the same category.

Employment Agreements

We maintain employment agreements with some of our senior executives to clarify their employment rights and responsibilities and to impose certain post-employment limitations on their rights to compete with us or to solicit our customers or employees. In January 2009, we amended our employment agreement with Mr. Slager. In addition, in May 2009, we amended our employment agreements with each of Messrs. O’Connor and Holmes. After the merger with Allied, the Compensation Committee determined that it would be appropriate to negotiate new agreements with the executives to: incentivize them to successfully lead the Company through the post-merger integration; establish appropriate compensation opportunities for our new, larger and more complex company; clarify executive rights and responsibilities in the case of a future separation from service; modify future termination rights and benefits; modify the definition of change in control for future transactions; and update certain termination benefits to comply with changes in federal tax rules since the earlier agreements were executed. For more information regarding these agreements, see “Executive Compensation — Employment Agreements and Post-Employment Compensation.”

Mr. O’Connor. Mr. O’Connor’s employment agreement was amended and restated effective May 14, 2009. The term of Mr. O’Connor’s amended and restated agreement is for rolling three-year periods, such that there are always three years remaining in the employment period. Mr. O’Connor’s base salary for 2009 and 2010 under the amended and restated agreement is $1,100,000 and his target annual incentive compensation is 130% of salary, with a range of 0% to 260% of salary. In addition, pursuant to Mr. O’Connor’s amended and restated agreement, we credited $2,250,000 to his deferred compensation account on January 1, 2010 and Mr. O’Connor received shares of restricted stock with a value of $2,000,000 upon the effective date of his new agreement. The deferred compensation vested immediately and the restricted stock vests on the first anniversary of the grant date (or as otherwise provided in the agreement).

Mr. Slager. Mr. Slager entered into his employment agreement in January 2009 to be effective as of the effective time of the merger with Allied. The term of Mr. Slager’s agreement is for rolling two-year periods, such that there are always two years remaining in the employment period. Mr. Slager’s base salary for 2009 and 2010 under the agreement is $875,000 and his target annual incentive compensation is 120% of salary, with a range of 0% to 240% of salary. Pursuant to the terms of his agreement, Mr. Slager received shares of restricted stock with a value of $1,000,000 upon execution of the agreement, which will vest three years thereafter, provided that Mr. Slager is employed by us on such date (or as otherwise provided in the agreement). In addition, Mr. Slager is entitled to a supplemental benefit, payable to him within 30 days following termination of his employment for any reason other than his actions or omissions that constitute dishonesty. The payment which was carried over from his prior agreement with Allied is $2,287,972, which per the terms of the new agreement is increased at an annual rate of 6%.

Mr. Holmes. Mr. Holmes’ employment agreement was amended and restated effective May 14, 2009. The term of Mr. Holmes’ current amended and restated agreement is for rolling two-year periods, such that there are always two years remaining in the employment period. Mr. Holmes’ base salary for 2009 and 2010 under the amended and restated agreement is $575,000 and his target annual incentive compensation is 100% of salary, with a range of 0% to 200% of salary. In addition, pursuant to Mr. Holmes’ amended and restated agreement, we credited $1,000,000 to his deferred compensation account on January 1, 2010 and Mr. Holmes received shares of restricted stock with a value of $500,000 upon the effective date of his new agreement. The deferred compensation vested immediately and the restricted stock vests on the first anniversary of the grant date (or as otherwise provided in the agreement).

Mr. Rissman. Mr. Rissman entered into an employment agreement in December 2008 to be effective as of the effective time of the merger with Allied. Subsequently, in conjunction with his 2009 promotion to Executive Vice President, General Counsel and Corporate Secretary, Mr. Rissman agreed to the termination and cancellation of his employment agreement and to have the terms of his separation from employment governed by the Executive Separation policy. Mr. Rissman’s base salary for 2010 is $400,000 and his target annual incentive compensation is 80% of salary, with a range of 0% to 160% of salary. In addition, Mr. Rissman received credits to his deferred compensation account of $65,000 in both 2009 and 2010.

Further details regarding these agreements are provided under the heading “Employment Agreements and Post-Employment Compensation.”

Deductibility of Executive Compensation

Our compensation programs are structured to support organization goals and priorities and stockholder interests. Section 162(m) of the Internal Revenue Code currently limits the deductibility for federal income tax purposes of compensation in excess of $1.0 million paid to each of any publicly held corporation’s chief executive officer and three other most highly compensated executive officers (excluding the Chief Financial Officer). We may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any fiscal year does not exceed $1.0 million. Qualifying performance-based compensation is not subject to the deduction limits if certain requirements are met. We do not have a policy that requires all of our compensation to be deductible for purposes of Section 162(m). We consider accounting treatment when making compensation determinations, but it is not fully determinative.

The options we grant to our executive officers are intended to qualify as performance-based compensation that is not subject to deduction limits. The restricted stock and restricted stock units we grant to our executive officers do not so qualify because they vest over time rather than based on performance. Payments under the Executive Incentive Plan approved by stockholders at the May 2009 Annual Meeting, including annual, long-term and synergy payments, are intended to qualify as performance-based compensation that complies with Section 162(m). However, due to his promotion more than 90 days after the commencement of the relevant performance periods, some or all of the amount paid to Mr. Rissman under the synergy award or for the 2009 to 2011 long-term incentive award may not be deductible under Section 162(m).

Compensation Committee Interlocks and Insider Participation

Messrs. Wickham, Sorensen, Rodriguez, Foley, Lehmann, Flynn, and Larson served as members of the Compensation Committee during 2009. No member of the Compensation Committee was an officer or employee of Republic during the prior year or was formerly an officer of Republic. During the year ended December 31, 2009, none of our executive officers served on the Compensation Committee or board of any other entity, any of whose directors or executive officers served either on our Board or on our Compensation Committee.

Compensation Committee Report

The following statement made by the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under either of these acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Michael W. Wickham, Chairperson
William J. Flynn
David I. Foley
Michael Larson
Allan C. Sorensen

Compensation Program as It Relates to Risk Management

We do not believe our compensation program for either our named executive officers or our other employees encourages excessive or inappropriate risk-taking or creates risks that would be reasonably likely to have a material adverse effect on us. We believe our compensation program effectively aligns our corporate and field management teams with our overall goals by motivating them to increase stockholder value on both an annual and a longer-term basis, primarily by improving our earnings and return on invested capital and generating increasing levels of free cash flow. We achieve this by using simple and measurable metrics to determine incentive pay.

Our annual incentives for executives and corporate and region managers are based on achieving free cash flow and earnings per share goals established by the Compensation Committee. Our long-term incentive plan (“LTIP”) compensation for executives and senior managers is based on achieving ROIC and cumulative CFVC goals established by the Compensation Committee. We also provide executives and senior managers equity awards as approved by the Compensation Committee to reinforce each manager’s commitment to stockholder return.

Area Presidents and their key managers participate in the LTIP and equity incentive plan. Their short-term incentive compensation is tied to corporate financial results, plus the financial and operating metric results in the area they manage. Their primary financial performance measure is area incentive operating income. Key area operating metrics include safety, pricing and net sales growth.

General Managers in our field organizations receive stock options as their long-term incentive to align them with our stockholders. General Managers and their teams also receive salary and short-term incentive compensation tied to achieving incentive operating income and operating metrics defined during our budget process. Operating metrics could include any combination of price increases, productivity improvements, safety, net sales growth, environmental compliance and capital budget management, depending on the current year priorities as set by their senior managers.

We compensate our field sales organization with salary and sales commissions tied to selling or retaining profitable business.

All of our cash incentive plans contain maximum payout limits to ensure that windfall gains in business outcomes do not lead to exaggerated compensation results or to inappropriate risk-taking.

Summary Compensation Table

The following table sets forth compensation information regarding a) our Chief Executive Officer in 2009, b) our Chief Financial Officer in 2009, c) one executive who was no longer serving as an executive officer as of December 31, 2009 (but who would have been included had his employment not terminated), and d) our other executive officers whose reportable compensation for 2009 was in excess of $100,000. We refer collectively to these five individuals as our named executive officers.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

James E. O’Connor	2009	1,121,154	—	2,000,006	—	2,383,900	171,560	5,676,620
(Chairman and Chief Executive Officer)	2008	925,634	—	5,100,458	962,442	3,108,000	525,103	10,621,637
	2007	855,796	—	2,423,790	—	2,076,602	475,768	5,831,956

Donald W. Slager(6)	2009	858,173	—	1,000,006	—	1,750,400	152,213	3,760,792
(President and Chief Operating Officer)	2008	52,500	—	1,313,273	500,459	—	—	1,866,232
	2007	—	—	—	—	—	—	—

Tod C. Holmes	2009	575,000	—	500,007	—	958,600	63,998	2,097,605
(Executive Vice President and Chief	2008	441,369	—	2,070,472	384,993	1,660,000	191,237	4,748,071
Financial Officer)	2007	407,693	—	1,000,204	—	928,584	164,414	2,500,895

Michael P. Rissman(7)	2009	319,353	50,000	—	—	367,900	75,164	812,417
(Executive Vice President, General	2008	16,254	—	—	38,516	—	127	54,897
Counsel and Corporate Secretary)	2007	—	—	—	—	—	—	—

Timothy R. Donovan(8)	2009	133,750	—	—	—	—	4,707,528	4,841,278
(Executive Vice President, General	2008	30,865	—	757,662	250,250	—	2,692	1,041,469
Counsel and Corporate Secretary)	2007	—	—	—	—	—	—	—

(1)	Mr. Rissman served as Acting General Counsel and Corporate Secretary from March 2009 until being promoted to Executive Vice President, General Counsel and Corporate Secretary in August 2009. During his service as Acting General Counsel, Mr. Rissman received a bonus to compensate him for the additional responsibilities he assumed.

(2)	Represents the grant date fair value of restricted stock with respect to grants received in the 2009, 2008 and 2007 fiscal years, calculated in accordance with FASB ASC Topic 718. See Note 11 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2009, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718. The amounts shown in the table above reflect the grant date fair value and do not correspond to the actual value that will be recognized by the named executive officers.

(3)	Represents the grant date fair value of stock options with respect to grants granted during the fiscal year, as determined pursuant to FASB ASC Topic 718. See Note 11 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2009, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718.

(4)	Reflects both annual and long-term incentives payable under the Executive Incentive Plan. The amounts in this column for 2009 and 2007 were earned during 2009 and 2007 but were paid to the named executive officers during the first quarter of the following years. In 2008, the 2008 annual and long-term cash incentive compensation (including for the 2006 to 2008, 2007 to 2009 and 2008 to 2010 performance periods) were paid out at target due to the completion of the merger with Allied. All amounts paid in 2008 under the Executive Incentive Plan as a result of the merger are included in 2008.

(5)	See the All Other Compensation table set forth below for an itemized breakdown of “All Other Compensation” for each named executive officer.

(6)	Mr. Slager became the President and Chief Operating Officer of Republic on December 5, 2008 as a result of the merger between Republic and Allied. Prior to that date he served as the President and Chief Operating Officer of Allied. This table reflects only compensation earned by him as an employee of Republic.

(7)	Mr. Rissman became the Executive Vice President, General Counsel and Corporate Secretary of Republic in August 2009. He joined Republic on December 5, 2008 as a result of the merger between Republic and Allied as Vice President and Deputy General Counsel. Prior to that date he served as a Vice President and Deputy General Counsel of Allied. This table reflects only compensation earned by him as an employee of Republic.

(8)	Mr. Donovan became the Executive Vice President, General Counsel and Corporate Secretary of Republic on December 5, 2008 as a result of the merger between Republic and Allied. Prior to that date he served as the Executive Vice President, General Counsel and Corporate Secretary of Allied. This table reflects only compensation earned by him as an employee of Republic. Mr. Donovan terminated his employment with us for Change in Control for Good Reason in March 2009. Mr. Donovan forfeited the stock and option awards reflected in the table in connection with the termination of his employment. Further details about his payments as a result of this termination are included in the section “Employment Agreements and Post-Employment Compensation”.

All Other Compensation

			Matching	Retirement
		Matching	Contribution	Contributions	Value of		Financial
		Contribution	to Deferred	to Deferred	Supplemental	Aircraft	Planning		Other		Total All Other
		to 401(k)	Compensation	Compensation	Life Insurance	Usage	Services	Severance	Taxable	Relocation	Compensation
	Year	Plan($)(1)	Plan($)(2)	Plan ($)	Premiums ($)	($)(3)	($)(4)	($)(5)	($)(6)	($)	($)

James E.	2009	9,800	—	—	13,794	62,542	—	—	784	84,640	171,560
O’Connor	2008	9,200	116,823	336,000	7,998	55,082	—	—	—	—	525,103
	2007	9,000	62,663	336,000	7,954	60,151	—	—	—	—	475,768

Donald W.	2009	9,800	—	137,947 (7)	—	—	—	—	4,466	—	152,213
Slager	2008	—	—	—	—	—	—	—	—	—	—
	2007	—	—	—	—	—	—	—	—	—	—

Tod C.	2009	9,800	6,600	—	8,405	—	—	—	82	39,112	63,999
Holmes	2008	9,200	55,606	120,000	6,431	—	—	—	—	—	191,237
	2007	9,000	24,204	120,000	3,906	—	7,304	—	—	—	164,414

Michael P.	2009	9,800	—	65,000	—	—	—	—	364	—	75,164
Rissman	2008	—	—	—	—	—	—	—	127	—	127
	2007	—	—	—	—	—	—	—	—	—	—

Timothy R.	2009	4,938	—	—	—	—	—	4,702,590	—	—	4,707,528
Donovan	2008	—	—	—	—	—	—	—	2,692	—	2,692
	2007	—	—	—	—	—	—	—	—	—	—

(1)	Reflects matching contributions we made attributable to participant contributions in our 401(k) Plan.

(2)	Reflects matching contributions by us made in 2010, 2009 and 2008 attributable to participant contributions to the Deferred Compensation Plan in 2009, 2008 and 2007, respectively.

(3)	These amounts reflect the incremental cost of providing company-owned aircraft for personal travel. This valuation is calculated in accordance with SEC guidance and differs from the valuation under applicable tax guidelines. For tax purposes, aircraft usage for Messrs. O’Connor and Holmes equals $20,291 and $4,037 for 2009. On one occasion, Mr. Holmes’ son accompanied Mr. Holmes on a flight taken for business purposes. While this generates taxable income for Mr. Holmes, no additional operating cost was incurred in such situation and the amount included in the table is therefore zero.

(4)	Through December 31, 2006, each of the named executive officers was entitled to annual financial, legal and tax planning in an amount not to exceed two percent of base salary. Beginning January 1, 2007, this benefit was discontinued and the cash salaries payable to them were increased by two percent to compensate for this eliminated benefit. The amount reflected for Mr. Holmes in 2007 relates to planning fees incurred in 2006.

(5)	Mr. Donovan terminated his employment with us for Change in Control for Good Reason in March 2009. These amounts include cash severance payments per his separation agreement. Further details about the payments as a result of this termination are included in the section “Employment Agreements and Post-Employment Compensation.”

(6)	Amounts in this column include taxable income for auto allowance, President’s Club travel and health club dues.

(7)	Under his employment agreement, Mr. Slager is entitled to a supplemental benefit, payable to him within six months following termination of his employment for any reason other than his actions or omissions that constitute dishonesty. This payment per his agreement is an amount equal to $2,287,972, increased at an annual rate of 6%, compounded annually from the effective time of our merger with Allied until the date of termination. The amount set forth in the table above reflects the annual increase on this payment from December 5, 2008 through December 31, 2009.

Grants of Plan-Based Awards in 2009

The following table sets forth information concerning each grant of an award we made to a named executive officer during the year ended December 31, 2009 under our Executive Incentive Plan and 2007 Stock Incentive Plan. Information regarding our awards under these plans is included in our Compensation Discussion and Analysis under the headings Annual Incentive Compensation, Long-Term Cash Incentive Compensation, Synergy Incentive Compensation and Equity Compensation.

							All Other
						All Other	Option		Grant
						Stock	Awards:	Exercise	Date Fair
						Awards:	Number of	or Base	Value of
			Estimated Future Payouts Under			Number of	Securities	Price of	Stock and
			Non-Equity Incentive Plan Awards			Shares of	Underlying	Option	Option
		Grant	Threshold	Target		Stock or	Options	Awards	Awards
Name	Type of Grant(1)	Date	($)(2)	($)	Maximum ($)(3)	Units (#)	(#)	($/Sh)	($)

James E. O’Connor	Equity Compensation	5/14/2009	—	—	—	88,535 (4)	—	—	2,000,006
	Long-Term Incentive Compensation	3/27/2009	312,500	1,250,000	1,875,000	—	—	—	—
	Annual Incentive Compensation	3/27/2009	357,500	1,430,000	2,860,000	—	—	—	—
	Synergy Incentive Plan	3/12/2009	3,750,000	15,000,000	15,000,000	—	—	—	—
Donald W. Slager	Equity Compensation	1/31/2009	—	—	—	38,670 (5)	—	—	1,000,006
	Long-Term Incentive Compensation	3/27/2009	162,500	650,000	975,000	—	—	—	—
	Annual Incentive Compensation	3/27/2009	262,500	1,050,000	2,100,000	—	—	—	—
	Synergy Incentive Plan	3/12/2009	2,500,000	10,000,000	10,000,000	—	—	—	—
Tod C. Holmes	Equity Compensation	5/14/2009	—	—	—	22,134 (4)	—	—	500,007
	Long-Term Incentive Compensation	3/27/2009	125,000	500,000	750,000	—	—	—	—
	Annual Incentive Compensation	3/27/2009	143,750	575,000	1,150,000	—	—	—	—
	Synergy Incentive Plan	3/12/2009	2,000,000	8,000,000	8,000,000	—	—	—	—
Michael P. Rissman(6)	Long-Term Incentive Compensation	3/27/2009	12,500	50,000	75,000	—	—	—	—
	Annual Incentive Compensation	3/27/2009	42,750	171,000	342,000	—	—	—	—
	Annual Incentive Compensation	8/17/2009	12,417	49,667	99,334	—	—	—	—
	Synergy Incentive Plan	3/12/2009	25,000	100,000	100,000	—	—	—	—
	Synergy Incentive Plan	8/17/2009	108,333	433,333	433,333	—	—	—	—
Timothy R. Donovan(7)		3/12/2009	1,000,000	4,000,000	4,000,000	—	—	—	—

(1)	All equity awards granted in 2009 were granted under the 2007 Stock Incentive Plan. Annual, long-term and synergy cash incentive compensation is granted under our Executive Incentive Plan. See the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy for further details regarding this annual, long-term, and synergy cash incentive compensation.

(2)	This is the threshold at which payouts under the respective incentive plans begin. If no threshold goals are achieved, no payouts will be made.

(3)	For long-term incentives, the maximum payout equals 150% of target and relates to the 2009 to 2011 performance period. For annual incentives, the maximum payout equals 200% of target. For synergy incentives, the maximum payout equals 100% of target.

(4)	Consists of shares of restricted stock which are scheduled to vest on the first anniversary of the date of grant.

(5)	Consists of shares of restricted stock which are scheduled to vest on the third anniversary of the date of grant.

(6)	Mr. Rissman was promoted to Executive Vice President, General Counsel and Corporate Secretary effective August 17, 2009. The amounts shown here reflect the prorated increase for the period for his annual and synergy incentive compensation. His overall annual incentive target was increased upon his promotion from 60% of his base salary to 80%. The payout for 2009 was prorated between his time in service before and after his promotion. His synergy incentive maximum was increased upon his promotion from $100,000 to $750,000. The payout will be prorated between his periods of employment in 2009 and 2010 as Deputy/Acting General Counsel and General Counsel.

(7)	Mr. Donovan terminated his employment with Republic for Change in Control for Good Reason in March 2009, at which time he forfeited his synergy incentive award.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised options and unvested restricted stock outstanding for each of our named executive officers at December 31, 2009:

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value
	Securities	Securities			Shares or	of Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised			Stock	Stock
	Options	Options	Option	Option	That Have	That Have
	(#)	(#)	Exercise	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable	Price ($)	Date	(#)	($)(1)

James E. O’Connor	59,410	178,230 (2)	23.74	12/9/2015	—	—
	—	—	—	—	79,788 (2)	2,258,798
	—	—	—	—	88,535 (3)	2,506,426
Donald W. Slager	33,750	—	22.93	2/11/2012	—	—
	67,500	—	20.07	5/22/2013	—	—
	59,850	—	19.42	12/30/2015	—	—
	74,970	—	28.69	12/5/2016	—	—
	112,500	—	25.51	12/11/2017	—	—
	30,892	92,678 (2)	23.74	12/9/2015	—	—
	—	—	—	—	41,490 (2)	1,174,582
	—	—	—	—	38,670 (4)	1,094,748
Tod C. Holmes	60,000	—	12.82	2/5/2013	—	—
	23,765	71,295 (2)	23.74	12/9/2015	—	—
	—	—	—	—	31,915 (2)	903,514
	—	—	—	—	22,134 (3)	626,614
Michael P. Rissman	9,000	—	28.00	7/30/2017	—	—
	6,300	—	25.51	12/11/2017	—	—
	2,377	7,133 (2)	23.74	12/9/2015	—	—
Timothy R Donovan(5)	67,500	—	27.58	3/27/2011	—	—
	45,000	—	25.51	3/27/2011	—	—

(1)	Equity valued at a December 31, 2009 closing price of $28.31.

(2)	Options and restricted stock granted to the executives on December 9, 2008 vest ratably (25% per year) over four years with the first vesting on the first anniversary of the grant date.

(3)	Restricted stock granted to Messrs. O’Connor and Holmes on May 14, 2009 vests entirely on the first anniversary of the date of grant.

(4)	Restricted stock granted to Mr. Slager on January 31, 2009 vests entirely on the third anniversary of the date of grant.

(5)	Mr. Donovan terminated his employment with Republic for Change in Control for Good Reason in March 2009. As part of his departure he forfeited the options and restricted stock he was granted on December 9, 2008. Per the terms of his separation agreement, equity awards he received prior to the merger date remain outstanding and exercisable for two years following his termination date.

Option Exercises and Stock Vested

The following table sets forth information concerning each exercise of stock options and each vesting of restricted stock during the year ended December 31, 2009:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares	Value Realized
	Acquired on	Value Realized on	Acquired on	on Vesting
Name	Exercise (#)	Exercise ($)	Vesting (#)(1)	($)(2)

James E. O’Connor	43,125	698,008	26,595	766,734

Donald W. Slager	—	—	13,829	398,690

Tod C. Holmes	—	—	10,638	306,694

Michael P. Rissman	—	—	—	—

Timothy R. Donovan	—	—	—	—

(1)	Amounts represent the total number of shares of restricted stock vested for each of the executives during 2009. Actual shares retained may have been lower due to the withholding of some shares to pay taxes.

(2)	Amounts shown represent the fair market value on the vesting date of restricted stock granted to the executives which vested on December 9, 2009. Amount is calculated as the shares vesting multiplied by the closing price of our stock on December 9, 2009, which was $28.83.

Nonqualified Deferred Compensation

The following table sets forth information concerning the participation of our named executive officers in our nonqualified deferred compensation plan for the year ended December 31, 2009:

	Executive	Registrant
	Contributions in	Contributions in	Aggregate	Aggregate	Aggregate Balance
	Last Fiscal	Last Fiscal	Earnings in Last	Withdrawals/	at Last Fiscal Year
Name	Year ($)(1)	Year ($)(2)	Fiscal Year ($)	Distributions ($)(3)	End ($)

James E. O’Connor	—	116,823	2,241	116,823	9,999

Donald W. Slager(4)	—	137,947	—	—	2,437,056

Tod C. Holmes	110,577	55,606	22,364	55,606	140,256

Michael P. Rissman	—	65,000	69	—	65,069

Timothy R. Donovan	—	—	—	—	—

(1)	Executive contributions in the last fiscal year include an amount included in base salary in the Summary Compensation Table for Mr. Holmes.

(2)	Amounts reflected in this column include a retirement contribution made by the company to Mr. Rissman in the amount of $65,000. This amount vests in accordance with the terms of the plan as described above. All other amounts in this column relate to matching contributions actually made by the company during 2009 that are attributable to 2008 executive contributions.

(3)	Upon the close of the merger between Republic and Allied, all participants in the deferred compensation program that had chosen to receive a distribution on change in control were paid their balances in full. The match on the 2008 bonus could not be calculated until 2009 and therefore was paid out when it was calculated and credited to participant accounts.

(4)	Under his employment agreement, Mr. Slager is entitled to a supplemental benefit, payable to him within six months following termination of his employment for any reason other than his actions or omissions that constitute dishonesty. This payment per his agreement is an amount equal to $2,287,972, increased at an annual rate of 6%.

Employment Agreements and Post-Employment Compensation

We have employment agreements with Messrs. O’Connor, Slager and Holmes. The agreements with these executives contain provisions regarding consideration payable to them upon termination of employment, as described below. In addition, Mr. Donovan terminated his employment with us for Change in Control for Good Reason in March 2009. Consideration paid to Mr. Donovan under his employment agreement is outlined below.

Each of the employment agreements with Messrs. O’Connor, Slager and Holmes contains post-termination restrictive covenants, including a covenant not to compete and non-solicitation covenants. The post-termination restrictive covenants last three years for Mr. O’Connor and two years for Mr. Holmes, except that Mr. Holmes’

restrictions last three years if (1) he has a termination within two years of our merger with Allied or (2) his employment is terminated by us without cause or he has a termination for good reason within two years after a change in control. Mr. Slager’s restrictions last two years, except that if his employment is terminated by us without cause or he has a termination for good reason within six months before or two years after a change in control his restrictions last three years. Each of the agreements with these named executive officers provides for a minimum base salary and that the executives are eligible to participate in our annual and long-term incentive plans. The employment agreements also provide for accelerated vesting of equity-based awards in certain circumstances.

Mr. Rissman does not have an employment agreement with us. Instead, he participates in our Executive Separation Policy, and certain other of our benefit plans, as described below. Severance benefits under the Executive Separation Policy are payable only if Mr. Rissman: (1) signs our Non-Solicitation, Confidentiality, and Arbitration Agreement; (2) executes a separation agreement in such form as provided by the company containing a full release of legal claims; (3) refrains from disparaging the company post employment; and (4) provides reasonable cooperation and assistance concerning legal or business matters as requested by the company post employment.

Mr. O’Connor. Mr. O’Connor’s employment agreement was amended and restated effective May 14, 2009. The term of Mr. O’Connor’s amended and restated agreement is for rolling three-year periods, such that there are always three years remaining in the employment period. Mr. O’Connor’s base salary for 2009 and 2010 under the amended and restated agreement is $1,100,000 and his target annual incentive compensation is 130% of salary, with a range of 0% to 260% of salary. In addition, pursuant to Mr. O’Connor’s amended and restated agreement, we credited $2,250,000 to his deferred compensation account on January 1, 2010 and Mr. O’Connor received shares of restricted stock with a value of $2,000,000 upon the effective date of his new agreement. The deferred compensation vested immediately and the restricted stock vests on the first anniversary of the grant date (or as otherwise provided in the agreement).

Consideration payable to Mr. O’Connor by us upon termination of employment:

Death or Disability	•	Base salary earned but not paid and unused vacation, payable in lump sum within 60 days following death or disability

	•	Continued coverage under certain welfare plans for up to three years

	•	Immediate vesting of all unvested stock option, restricted stock and restricted stock unit awards

	•	For annual and long-term cash incentive awards not determined to be earned, payment of amounts executive would have received had he remained employed by us during such periods, as if all performance goals had been met at 100% of target, payable in lump sum not later than six months following death or disability

	•	For annual and long-term cash incentive awards determined to be earned, payout would be the actual earned amount of the award payable within 2 1/2 months after the end of the applicable performance period

	•	Balance of amounts credited or eligible to be credited to his deferred compensation account, plus, for all such amounts credited or eligible to be credited to such account based upon our performance on or before December 31, 2006, a gross up payment of $5,200,000, payable not later than six months after termination

	•	Payment of the Synergy Incentive Plan amount the executive would have received had he remained employed by us until the end of 2011, to be paid 90 days after the end of 2011

	•	Lump sum payment of $4,800,000, payable not later than six months after termination

	•	A gross up payment for any excise taxes relating to our merger with Allied

Without Cause by the Company or for Good Reason by the Executive	•	Base salary earned but not paid and unused vacation, payable in lump sum within 60 days following termination

	•	Continued coverage under certain welfare plans for up to three years

	•	Immediate vesting of all unvested stock option, restricted stock and restricted stock unit awards

	•	Prorated annual incentive award at an amount determined by the Compensation Committee based on actual results, payable not later than 60 days after the end of the year

	•	All long-term cash incentive awards shall vest and be payable on a pro rata basis at the maximum level for performance periods beginning on or before January 1, 2009 and at an amount determined by the Compensation Committee based on actual results for performance periods beginning after January 1, 2009, payable not later than 60 days after the end of the year in which the award period ends

	•	Balance of amounts credited or eligible to be credited to his deferred compensation account, plus, for all such amounts credited or eligible to be credited to such account based upon our performance on or before December 31, 2006, a gross up payment of $5,200,000, payable not later than six months after termination

	•	Payment of the Synergy Incentive Plan amount the executive would have received had he remained employed by us until the end of 2011, to be paid 90 days after the end of 2011

	•	Lump sum severance payment of $4,800,000, payable not later than six months after termination

	•	A gross up payment for any excise taxes relating to our merger with Allied

Without Cause by the Company or for Good Reason by the Executive within Two Years of Change in Control (other than the merger with Allied)	• • •	Base salary earned but not paid and unused vacation, payable in lump sum within 60 days following termination

Continued coverage under certain welfare plans for up to three years

Immediate vesting of all unvested stock option, restricted stock and restricted stock unit awards

	•	Prorated annual incentive award at an amount determined by the Compensation Committee based on actual results, payable not later than 60 days after the end of the year

	•	All long-term cash incentive awards shall vest and be payable on a pro rata basis at the maximum level for performance periods beginning on or before January 1, 2009 and at an amount determined by the Compensation Committee based on actual results for performance periods beginning after January 1, 2009, payable not later than 60 days after the end of the year in which the award period ends

	•	Balance of amounts credited or eligible to be credited to his deferred compensation account, plus, for all such amounts credited or eligible to be credited to such account based upon our performance on or before December 31, 2006, a gross up payment of $5,200,000, payable not later than six months after termination

	•	Payment of the Synergy Incentive Plan amount at the maximum level, to be paid 10 days after the change in control

	•	Lump sum severance payment of $4,800,000, payable not later than six months after termination

	•	Three times target annual and long-term cash incentive awards, for the fiscal year in which the termination occurs, payable in lump sum not later than six months following termination

	•	A gross up payment for any excise taxes relating to our merger with Allied

Retirement (upon satisfying the company’s definition of “retirement” age and notice provisions)	• •	Base salary earned but not paid and unused vacation time Continued coverage under certain welfare plans for up to three years

	•	Lump sum payment of $4,800,000, payable not later than six months after termination

	•	Balance of amounts credited or eligible to be credited to his deferred compensation account, plus, for all such amounts credited or eligible to be credited to such account based upon our performance on or before December 31, 2006, a gross up payment of $5,200,000, payable not later than six months after termination

	•	For retirement on or after January 1, 2011, payment of the Synergy Incentive Plan amount the executive would have received had he remained employed by us until the end of 2011, to be paid 90 days after the end of 2011

	•	For all annual and long-term cash incentive awards not determined to be earned that began on or before January 1, 2009, payment of amounts executive would have received had he remained employed by us during such periods, as if all performance goals had been met at 100% of target, payable in lump sum not later than six months following retirement

	•	For all annual and long-term cash incentive awards not determined to be earned that began after January 1, 2009, a prorated payment at an amount determined by the Compensation Committee based on actual results, payable not later than 60 days after the end of the year in which the award period ends

	•	For annual and long-term cash incentive awards determined to be earned, payout would be the actual earned amount of the award, payable within 2 1/2 months after the end of the applicable performance period

	•	Immediate vesting of all unvested stock option, restricted stock and restricted stock unit awards

	•	A gross up payment for any excise taxes relating to our merger with Allied

For Cause by the Company or Without Good Reason by the Executive	• •	Base salary earned but not yet paid and unused vacation time

For termination (other than for cause) on or after January 1, 2011, payment of the actual Synergy Incentive Plan amount the executive would have received had he remained employed by us until the end of 2011, payable to him within 90 days after the end of 2011

	•	Balance of amounts vested in his deferred compensation account (which was $9,999 at December 31, 2009), payable not later than six months after termination

	•	A gross up payment for any excise taxes relating to our merger with Allied

Mr. Slager. Mr. Slager entered into his employment agreement in January 2009 to be effective as of the effective time of the merger with Allied. The term of Mr. Slager’s agreement is for rolling two-year periods, such that there are always two years remaining in the employment period. Mr. Slager’s base salary for 2009 and 2010 under the agreement is $875,000 and his target annual incentive compensation is 120% of salary, with a range of 0% to 240% of salary.

Pursuant to the terms of his agreement, Mr. Slager received shares of restricted stock (the “Special Restricted Stock Award”) with a value of $1,000,000 upon execution of the agreement, which will vest three years thereafter, provided that Mr. Slager is employed by us on such date (or as otherwise provided in the agreement). In addition, Mr. Slager is entitled to a supplemental retirement benefit, which is preserved from his agreement with Allied, within six months following termination of employment if Mr. Slager has a termination of employment for any reason other than due to his actions or omissions that constitute dishonesty. This payment per his agreement is an amount equal to $2,287,972, increased at an annual rate of 6%, compounded annually from the effective time of the merger until the date of termination.

Consideration payable to Mr. Slager by us upon termination of employment:

Death or Disability	•	Base salary earned but not paid and unused vacation, payable in lump sum within 60 days following death or disability

	•	Base salary for three years, payable in accordance with our standard payroll practices, mitigated, in the case of disability only, to the extent payments are made to the executive pursuant to any disability insurance policies paid for by us

	•	Continued coverage under certain welfare plans until the executive becomes eligible for benefits from another employer or the government

	•	Immediate vesting of all unvested stock option, restricted stock and restricted stock unit awards

	•	All annual incentive awards shall vest and be payable on a pro rata basis at an amount determined by the Compensation Committee based on actual results, payable not later than 60 days after the end of the year

	•	All long-term cash incentive awards shall vest and be payable on a pro rata basis at an amount determined by the Compensation Committee based on actual results, payable not later than 60 days after the end of the year in which the award period ends

	•	Balance of amounts credited or eligible to be credited to his deferred compensation account, payable not later than six months after termination

	•	Payment of the Synergy Incentive Plan at the amount the executive would have received had he remained employed by us until the end of 2011 (pro rata for termination before 2011), to be paid 90 days after the end of 2011

	•	Continued director and officer liability insurance for ten years

	•	Payment of the supplemental retirement benefit described above, payable to him not later than six months following termination of his employment

Without Cause by the Company or for Good Reason by the Executive	•	Base salary earned but not paid and unused vacation, payable in lump sum within 60 days following termination

	•	Base salary for three years, payable in accordance with our standard payroll practices

•	Continued coverage under certain welfare plans until the executive becomes eligible for benefits from another employer or the government

•	Immediate vesting of all unvested stock option, restricted stock and restricted stock unit awards which will become vested during the year of termination and the Special Restricted Stock Award

•	All annual incentive awards shall vest and be payable on a pro rata basis at an amount determined by the Compensation Committee based on actual results, payable not later than 60 days after the end of the year

•	All long-term cash incentive awards shall vest and be payable on a pro rata basis at an amount determined by the Compensation Committee based on actual results, payable not later than 60 days after the end of the year in which the award period ends

•	Payment of the Synergy Incentive Plan at the amount the executive would have received had he remained employed by us until the end of 2011 (pro rata for termination before 2011), to be paid 90 days after the end of 2011

•	Balance of amounts credited or eligible to be credited to his deferred compensation account, payable not later than six months after termination

•	Continued director and officer liability insurance for ten years

•	Outplacement services for up to one year, up to $50,000

•	Payment of the supplemental retirement benefit described above, payable to him not later than six months following termination of his employment

Without Cause by the Company or for Good Reason by the Executive within 18 Months of the Merger with Allied (if these payments exceed those payable upon Termination Without Cause by the Company or for Good Reason by the Executive, then they would be paid in lieu of any benefits otherwise due under the Synergy Incentive Plan, and those described above)	• • • •	Base salary earned but not paid, unused vacation and accrued but unpaid annual awards, payable in lump sum within 60 days following termination

Three times (a) base salary, plus (b) target annual award, for the fiscal year in which the termination occurs, payable in lump sum not later than six months following termination

Continued coverage under certain welfare plans until the executive becomes eligible for benefits from another employer or the government

Immediate vesting of Special Restricted Stock Award

•	Outplacement services for up to one year, up to $50,000

•	Payment of the supplemental retirement benefit described above, payable to him not later than six months following termination of his employment

•	Subject to certain restrictions, gross-up payment for any excise taxes

Without Cause by the Company or for Good Reason by the Executive within Six Months Before or Two Years After a Change in Control	• •	Base salary earned but not paid and unused vacation, payable in a lump sum within 60 days following termination

Three times (a) base salary, plus (b) target annual and long-term awards, for the fiscal year in which the termination occurs, payable in lump sum not later than six months following termination

•	Continued coverage under certain welfare plans until the executive becomes eligible for benefits from another employer or the government

•	Immediate vesting of all unvested stock option, restricted stock and restricted stock unit awards which will become vested during the year of termination and the Special Restricted Stock Award

•	All annual incentive awards shall vest and be payable on a pro rata basis at an amount determined by the Compensation Committee based on actual results, payable not later than 60 days after the end of the year

•	All long-term cash incentive awards shall vest and be payable on a pro rata basis at an amount determined by the Compensation Committee based on actual results, payable not later than 60 days after the end of the year in which the award period ends

•	Payment of the Synergy Incentive Plan at the maximum level, to be paid 10 days after the change in control

•	Balance of amounts credited or eligible to be credited to his deferred compensation account, payable not later than six months after termination

•	Continued director and officer liability insurance for ten years

•	Outplacement services for up to one year, up to $50,000

•	Payment of the supplemental retirement benefit described above, payable to him not later than six months following termination of his employment

•	Subject to certain restrictions, gross-up payment for any excise taxes

Retirement (upon satisfying the company’s definition of “retirement” age and notice provisions)	• •	Base salary earned but not paid and unused vacation time

For retirement on or after January 1, 2011, payment of the Synergy Incentive Plan amount the executive would have received had he remained employed by us until the end of 2011, to be paid 90 days after the end of 2011

•	For all award periods under the annual and long-term cash incentive plans, a prorated payment at an amount determined by the Compensation Committee based on actual results, payable not later than 60 days after the end of the year in which the award period ends

•	Immediate vesting of all unvested stock option, restricted stock and restricted stock unit awards

•	Balance of amounts credited or eligible to be credited to deferred compensation account, payable not later than six months after termination

•	Payment of the supplemental retirement benefit described above, payable to him not later than six months following termination of his employment

For Cause by the Company or Without Good Reason by the Executive	• •	Base salary earned but not yet paid and unused vacation time

Payment of supplemental retirement benefit described above, payable to him not later than six months following termination of his employment for any reason other than his actions or omissions that constitute dishonesty

•	For termination (other than for cause) on or after January 1, 2011, payment of the actual Synergy Incentive Plan amount the executive would have received had he remained employed by us until the end of 2011, payable to him within 90 days after the end of 2011

•	Balance of amounts vested in his deferred compensation account (which was zero at December 31, 2009), payable not later than six months after termination

Mr. Holmes. Mr. Holmes’ employment agreement was amended and restated effective May 14, 2009. The term of Mr. Holmes’ current amended and restated agreement is for rolling two-year periods, such that there are always two years remaining in the employment period. Mr. Holmes’ base salary for 2009 and 2010 under the amended and restated agreement is $575,000 and his target annual incentive compensation is 100% of salary, with a range of 0% to 200% of salary. In addition, pursuant to Mr. Holmes’ amended and restated agreement, we credited $1,000,000 to his deferred compensation account on January 1, 2010 and Mr. Holmes received shares of restricted stock with a value of $500,000 upon the effective date of his new agreement. The deferred compensation vested immediately and the restricted stock vests on the first anniversary of the grant date (or as otherwise provided in the agreement).

Consideration payable to Mr. Holmes by us upon termination of employment:

Death or Disability	•	Base salary earned but not paid and unused vacation, payable in lump sum within 60 days following death or disability

	•	Continued coverage under certain welfare plans for up to two years

	•	Immediate vesting of all unvested stock option, restricted stock and restricted stock unit awards

	•	For all annual and long-term cash incentive awards not determined to be earned, payment of amounts executive would have received had he remained employed by us during such periods, as if all performance goals had been met at 100% of target, payable in lump sum not later than six months following death or disability

	•	For annual and long-term cash incentive awards determined to be earned, payout would be the actual earned amount of the award, payable within 2 1/2 months after the end of the applicable performance period

	•	Balance of amounts credited or eligible to be credited to his deferred compensation account, plus, for all such amounts credited or eligible to be credited to such account based upon our performance on or before December 31, 2006, a gross up payment of $3,100,000, payable not later than six months after termination

	•	Payment of the Synergy Incentive Plan amount the executive would have received had he remained employed by us until the end of 2011, to be paid 90 days after the end of 2011

	•	Lump sum payment of $1,900,000, payable not later than six months after termination

	•	A gross up payment for any excise taxes relating to our merger with Allied

Without Cause by the Company or for Good Reason by the Executive	•	Base salary earned but not yet paid and unused vacation, payable in lump sum within 60 days following termination

	•	Continued coverage under certain welfare plans for up to two years

	•	Immediate vesting of all unvested stock option, restricted stock and restricted stock unit awards

	•	Prorated annual incentive award at an amount determined by the Compensation Committee based on actual results, payable not later than 60 days after the end of the year

	•	All long-term cash incentive awards shall vest and be payable on a pro rata basis at the maximum level for performance periods beginning on or before January 1, 2009 and at an amount determined by the Compensation Committee based on actual results for performance periods beginning after January 1, 2009, payable not later than 60 days after the end of the year in which the award period ends

	•	Balance of amounts credited or eligible to be credited to his deferred compensation account, plus, for all such amounts credited or eligible to be credited to such account based upon our performance on or before December 31, 2006, a gross up payment of $3,100,000, payable not later than six months after termination

	•	Outplacement services for up to one year, not to exceed $50,000

	•	Payment of the Synergy Incentive Plan amount the executive would have received had he remained employed by us until the end of 2011, to be paid 90 days after the end of 2011

	•	Lump sum severance payment of $1,900,000, payable not later than six months after termination

	•	A gross up payment for any excise taxes relating to our merger with Allied

Without Cause by the Company or for Good Reason by the Executive within Two Years of Change in Control (other than the merger with Allied)	• •	Base salary earned but not paid and unused vacation, payable in lump sum within 60 days following termination Continued coverage under certain welfare plans for up to two years
	•	Immediate vesting of all stock option, restricted stock and restricted stock unit awards

	•	Prorated annual incentive award at an amount determined by the Compensation Committee based on actual results, payable not later than 60 days after the end of the year

	•	All long-term cash incentive awards shall vest and be payable on a pro rata basis at the maximum level for performance periods beginning on or before January 1, 2009 and at an amount determined by the Compensation Committee based on actual results for performance periods beginning after January 1, 2009, payable not later than 60 days after the end of the year in which the award period ends

	•	Balance of amounts credited or eligible to be credited to his deferred compensation account, plus, for all such amounts credited or eligible to be credited to such account based upon our performance on or before December 31, 2006, a gross up payment of $3,100,000, payable not later than six months after termination

	•	Payment of the Synergy Incentive Plan at the maximum level, to be paid 10 days after the change in control

	•	Lump sum severance payment of $1,900,000, payable not later than six months after termination

	•	Three times target annual and long-term cash incentive awards, for the fiscal year in which the termination occurs, payable in lump sum not later than six months following termination

	•	Outplacement services for up to one year, not to exceed $50,000

	•	A gross up payment for any excise taxes relating to our merger with Allied

Retirement (upon satisfying the company’s definition of “retirement” age and notice provisions)	• •	Base salary earned but not paid and unused vacation Continued coverage under certain welfare plans for up to two years

	•	Lump sum payment of $1,900,000, payable not later than six months after termination

	•	Balance of amounts credited or eligible to be credited to his deferred compensation account, plus, for all such amounts credited or eligible to be credited to such account based upon our performance on or before December 31, 2006, a gross up payment of $3,100,000, payable not later than six months after termination

	•	For retirement on or after January 1, 2011, payment of the Synergy Incentive Plan amount the executive would have received had he remained employed by us until the end of 2011, to be paid 90 days after the end of 2011

	•	For all annual and long-term cash incentive awards not determined to be earned that began on or before January 1, 2009, payment of amounts executive would have received had he remained employed by us during such periods, as if all performance goals had been met at 100% of target, payable in lump sum not later than six months following retirement

	•	For all annual and long-term cash incentive awards not determined to be earned that began after January 1, 2009, a prorated payment at an amount determined by the Compensation Committee based on actual results, payable not later than 60 days after the end of the year in which the award period ends

	•	For annual and long-term cash incentive awards determined to be earned, payout would be the actual earned amount of the award, payable within 2 1/2 months after the end of the applicable performance period

	•	Immediate vesting of all unvested stock option, restricted stock and restricted stock unit awards

	•	A gross up payment for any excise taxes relating to our merger with Allied

For Cause by the Company or Without Good Reason by the Executive	• •	Base salary earned but not yet paid and unused vacation time

For termination (other than for cause) on or after January 1, 2011, payment of the actual Synergy Incentive Plan amount the executive would have received had he remained employed by us until the end of 2011, payable to him within 90 days after the end of 2011

	•	Balance of amounts vested in his deferred compensation account (which was $140,256 at December 31, 2009), payable not later than six months after termination

	•	A gross up payment for any excise taxes relating to our merger with Allied

Mr. Rissman. Prior to his promotion to General Counsel, Mr. Rissman had an employment agreement with us. In connection with his promotion, Mr. Rissman agreed to the termination and cancellation of his former employment agreement in return for his participation in our Executive Separation Policy.

Under the Executive Separation Policy and the terms of various incentive plans and awards, consideration payable to Mr. Rissman by us upon termination of employment:

Death or Disability	•	Base salary earned but not yet paid and unused vacation time

	•	Immediate vesting of all unvested stock option, restricted stock and restricted stock unit awards

	•	In the case of death, annual and long-term cash incentive awards not determined to be earned shall vest and be payable at target within 30 days after termination

	•	In the case of death, for annual and long-term cash incentive awards determined to be earned, payout would be the actual earned amount of the award, payable within 2 1/2 months after the end of the applicable performance period

	•	In the case of disability, annual and long-term cash awards shall vest and be payable pro rata based on actual results within 2 1/2 months after the end of the applicable performance period

	•	Payment of the Synergy Incentive Plan at the amount the executive would have received had he remained employed by us until the end of 2011 (pro rata for termination before 2011), to be paid 90 days after the end of 2011

	•	Balance of amounts vested in his deferred compensation account, payable not later than six months after termination

Without Cause by the Company (under Executive Separation Policy)	• •	Base salary earned but not yet paid and unused vacation time 24 months of continued base salary

	•	An amount equal to a pro-rated annual bonus based upon actual performance for the year of termination, payable within 2 1/2 months after the end of the applicable performance period

	•	Payment of the Synergy Incentive Plan at the amount the executive would have received had he remained employed by us until the end of 2011 (pro rata for termination before 2011), to be paid 90 days after the end of 2011

	•	Continued vesting of stock options and other equity awards for a one-year period following the termination date

	•	Continued medical benefits for up to 24 months from the termination date

	•	Balance of amounts vested in his deferred compensation account, payable on the fifth anniversary of termination

Without Cause by the Company or For Good Reason by the Executive Within One Year After a Change in Control (under Executive Separation Policy and Synergy Incentive Plan)	• • •	Base salary earned but not yet paid and unused vacation time

Lump sum severance amount equal to two times his then current base salary and two times his target annual bonus, payable not later than six months after termination

Immediate vesting of stock options and other equity awards

	•	Continued medical for up to two years following the termination date

	•	Payment of long-term incentives at targeted amounts, payable within 2 1/2 months after the end of the applicable performance period

	•	Payment of the Synergy Incentive Plan at the maximum level, to be paid 10 days after the change in control

	•	Balance of amounts vested in his deferred compensation account, payable not later than six months after termination

Retirement (upon satisfying the company’s definition of “retirement” age and notice provisions)	• •	Base salary earned but not yet paid and unused vacation time Immediate vesting of all unvested stock option, restricted stock and restricted stock unit awards

	•	Annual and long-term cash awards shall vest and be payable pro rata based on actual results within 2 1/2 months after the end of the applicable performance period

	•	For retirement on or after January 1, 2011, payment of the Synergy Incentive Plan at the amount the executive would have received had he remained employed by us until the end of 2011, to be paid 90 days after the end of 2011

	•	Balance of amounts vested in his deferred compensation account, payable not later than six months after termination

For Cause by the Company or Voluntarily by the Executive	•	Base salary earned but not yet paid and unused vacation time
	•	For voluntary termination on or after January 1, 2011, payment of the Synergy Incentive Plan at the amount the executive would have received had he remained employed by us until the end of 2011, to be paid 90 days after the end of 2011

	•	Balance of amounts vested in his deferred compensation account (which was zero at December 31, 2009), payable not later than six months after termination

Mr. Donovan. Mr. Donovan entered into an employment agreement with Allied in June 2007 which was amended and restated in June 2008. In March 2009, Mr. Donovan resigned from his position with us. The resignation was treated as a “Termination of Employment by Employee for Change in Control (for Good Reason).”

Under the terms of his employment agreement, consideration paid or payable to Mr. Donovan is detailed below:

Supplemental
				Non-Equity	Executive
			Option	Incentive Plan	Retirement			Total
	Salary	Stock Awards	Awards	Compensation	Payment	Legal	Outplacement	Compensation
	($)(1)	($)(2)	($)(2)	($)(3)	($)	Fees ($)	Services ($)	Payable ($)

Timothy R. Donovan	1,500,000	—	—	1,617,808	1,509,782	25,000	50,000	4,702,590

(1)	This amount is equal to three times 2008 base salary.
(2)	All awards outstanding vested as a result of the change in control due to the merger between Republic and Allied. No additional vestings occurred as the result of termination. Mr. Donovan forfeited the options and restricted stock granted to him in December 2008 as part of his separation agreement.
(3)	This amount is equal to three times the target annual incentive for 2008, plus a prorated portion of the annual incentive for 2009.

The tables on the following pages provide information regarding benefits payable to our named executive officers upon the occurrence of certain events of termination, assuming the specified event occurred on December 31, 2009 but under the terms of current benefit plans and employment agreements or, in the case of Mr. Rissman, our Executive Separation Policy. We have not quantified the estimated welfare benefits payable because we do not believe any estimates would be meaningful. We have, however, quantified the amounts payable to Messrs. O’Connor, Slager, Holmes and Rissman upon the occurrence of the following five events: (a) death, (b) disability, (c) termination without cause (as determined under the applicable employment agreement or the Executive Separation Policy) by us or, in the case of Messrs. O’Connor, Slager and Holmes, for good reason by the executive, (d) termination without cause by us or for good reason by the executive following a change in control and (e) retirement.

We can terminate an executive’s employment without cause at any time. In general, Messrs. O’Connor, Slager and Holmes can terminate their employment for good reason at any time if (a) we have materially reduced the executive’s duties and responsibilities, (b) we have breached the employment agreement and not timely cured the breach, (c) we reduce the executive’s salary by more than ten percent from the prior year (except for Mr. Slager’s agreement), (d) we have terminated or reduced the executive’s participation in one or more company-sponsored benefit plans and such termination or reduction does not apply to the other named executive officers, (e) we terminate and do not substitute a bonus plan in which the executive participates (except for Mr. Slager’s agreement), (f) the executive’s office is relocated outside of Maricopa County, Arizona, or (g) the continuation of the executive’s rolling employment period is terminated. In addition, Mr. Slager can terminate his employment with us for good reason if he does not become the Chief Executive Officer upon the resignation or termination of Mr. O’Connor.

Post-Employment Compensation — Death

					Non-Equity
			Stock	Option	Incentive Plan	Deferred
	Salary	Severance	Awards	Awards	Compensation	Compensation	Total Compensation
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Payment ($)(6)	Payable ($)

James E. O’Connor	—	4,800,000	4,765,224	814,511	18,633,900	7,459,999	36,473,634

Donald W. Slager	2,625,000	—	2,269,330	423,538	6,967,067	2,437,056	14,721,991

Tod C. Holmes	—	1,900,000	1,530,127	325,818	9,458,600	4,240,256	17,454,801

Michael P. Rissman	—	—	—	32,598	684,567	65,069	782,234

(1)	For Mr. Slager this amount is equal to three times base salary on his date of death.

(2)	For each of Messrs. O’Connor and Holmes this amount is a set severance amount per the terms of his employment agreement.

(3)	All outstanding restricted stock awards vest upon death per the terms of the award agreements. Mr. Rissman had no restricted stock outstanding at December 31, 2009. For purposes of this table, shares are valued at $28.31 per share, the closing price on December 31, 2009.

(4)	All unvested stock options vest upon death per the terms of the award agreements. For purposes of this table, options are valued at the incremental compensation value to the executive using $28.31 per share, the closing price on December 31, 2009.

(5)	For Messrs. O’Connor and Holmes, this amount represents, for all open awards under the annual and long-term cash incentive plans, payment of amounts they would have received had they remained employed by us during such periods, as if all performance goals had been met at 100% of target, as well as payment under the Synergy Incentive Plan at the amount they would have been paid had they remained employed by us until the end of 2011. As of December 31, 2009, the 2009 annual incentive was deemed earned and the amount included for Messrs. O’Connor and Holmes is therefore the actual 2009 annual incentive. The 2009-2011 LTIP is considered still open as of December 31, 2009 and is therefore included at target. The Synergy Incentive Plan payout is included at the maximum award. For Mr. Slager, the amount payable per his employment agreement would be the pro rata portion of the open periods under the annual and long-term cash incentive plans at an amount based on actual results and a pro rata portion of the Synergy Incentive Plan based on actual results. As of December 31, 2009, the 2009 annual incentive was deemed earned and the amount included for Mr. Slager is the actual 2009 annual incentive. The 2009-2011 LTIP amount included for Mr. Slager is the pro rata target. The Synergy Incentive Plan payout included for Mr. Slager is a pro rata portion of the maximum amount. Amounts included for Mr. Rissman are the actual 2009 annual incentive payout, target LTIP and pro rata synergy (with actual assumed to equal maximum) per the terms of the individual plans.

(6)	For Messrs. O’Connor and Holmes, this amount includes the current balance that would be payable in each account, amounts they were eligible to be credited (even if the grant date had not yet occurred) and an amount per their employment agreement meant as an income tax gross-up payment on the deferred compensation distributions they received as a result of the merger with Allied in December 2008. The balances in deferred compensation for Messrs. O’Connor and Holmes as of December 31, 2009 were $9,999 and $140,256, respectively. In addition, the amounts for Messrs. O’Connor and Holmes include $2,250,000 and $1,000,000, respectively for credits we made to their account on January 1, 2010 for which they were eligible as of December 31, 2009 per their agreements and tax gross-up amounts of $5,200,000 and $3,100,000, respectively. For Mr. Slager, this amount equals the balance in his supplemental executive retirement account. For Mr. Rissman, this amount equals the balance in his deferred compensation plan account.

Post-Employment Compensation — Disability

					Non-Equity
			Stock	Option	Incentive Plan	Deferred
	Salary	Severance	Awards	Awards	Compensation	Compensation	Total Compensation
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Payment ($)(6)	Payable ($)

James E. O’Connor	—	4,800,000	4,765,224	814,511	18,633,900	7,459,999	36,473,634

Donald W. Slager	2,625,000	—	2,269,330	423,538	6,967,067	2,437,056	14,721,991

Tod C. Holmes	—	1,900,000	1,530,127	325,818	9,458,600	4,240,256	17,454,801

Michael P. Rissman	—	—	—	32,598	651,234	65,069	748,901

(1)	For Mr. Slager this amount is equal to three times base salary on the date of termination.

(2)	For each of Messrs. O’Connor and Holmes this amount is a set severance amount per the terms of his employment agreement. We maintain disability insurance on each of these individuals. In the event of disability, payments made to these individuals pursuant to a company-maintained insurance policy mitigate any salary payments reflected in this column.

(3)	All outstanding restricted stock awards vest upon disability per the terms of the award agreements. Mr. Rissman had no restricted stock outstanding at December 31, 2009. For purposes of this table, shares are valued at $28.31 per share, the closing price on December 31, 2009.

(4)	All unvested stock options vest upon disability per the terms of the award agreements. For purposes of this table, options are valued at the incremental compensation value to the executive using $28.31 per share, the closing price on December 31, 2009.

(5)	For Messrs. O’Connor and Holmes, this amount represents, for all open awards under the annual and long-term cash incentive plans, payment of amounts they would have received had they remained employed by us during such periods, as if all performance goals had been met at 100% of target, as well as payment of the Synergy Incentive Plan at the amount they would have been paid had they remained employed by us until the end of 2011. As of December 31, 2009, the 2009 annual incentive was deemed earned and the amount included for Messrs. O’Connor and Holmes is therefore the actual 2009 annual incentive. The 2009-2011 LTIP is considered still open as of December 31, 2009 and is therefore included at target. The Synergy Incentive Plan payout is included at the maximum award. For Mr. Slager, the amount payable per his employment agreement would be the pro rata portion of the open periods under the annual and long-term cash incentive plans at an amount based on actual results and a pro rata portion of the Synergy Incentive Plan based on actual results. As of December 31, 2009, the 2009 annual incentive was deemed earned and the amount included for Mr. Slager is therefore the actual 2009 annual incentive. The 2009-2011 LTIP amount included for Mr. Slager is the pro rata target. The Synergy Incentive Plan payout included for Mr. Slager is a pro rata portion of the maximum amount. Amounts included for Mr. Rissman are the actual 2009 annual incentive payout, pro rata target LTIP and pro rata synergy (with actual assumed to equal maximum) per the terms of the individual plans.

(6)	For Messrs. O’Connor and Holmes, this amount includes the current balance that would be payable in each account, amounts they were eligible to be credited (even if the grant date had not yet occurred) and an amount per their employment agreement meant as an income tax gross-up payment on the deferred compensation distributions they received as a result of the merger with Allied in December 2008. The balances in deferred compensation for Messrs. O’Connor and Holmes as of December 31, 2009 were $9,999 and $140,256 respectively. In addition, the amounts for Messrs. O’Connor and Holmes include $2,250,000 and $1,000,000, respectively, for credits we made to their account on January 1, 2010 for which they were eligible as of December 31, 2009 per their agreements and tax gross-up amounts of $5,200,000 and $3,100,000, respectively. For Mr. Slager, this amount equals the balance in his supplemental executive retirement account. For Mr. Rissman, this amount equals the balance in his deferred compensation plan account.

Post-Employment Compensation — Termination Without Cause by the Company
or for Good Reason by the Executive

					Non-Equity
			Stock	Option	Incentive Plan	Deferred		Total
	Salary	Severance	Awards	Awards	Compensation	Compensation	Outplacement	Compensation
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Payment ($)(6)	Services ($)	Payable ($)

James E. O’Connor	—	4,800,000	4,765,224	814,511	18,008,900	7,459,999	—	35,848,634

Donald W. Slager	2,625,000	—	1,094,748	—	6,967,067	2,437,056	50,000	13,173,871

Tod C. Holmes	—	1,900,000	1,530,127	325,818	9,208,600	4,240,256	50,000	17,254,801

Michael P. Rissman(7)	800,000	—	—	10,867	634,567	65,069	—	1,510,503

(1)	For Messrs. Slager and Rissman, this amount is equal to three times and two times base salary, respectively, on the date of termination. For Mr. Rissman, this amount is established according to the terms of the Executive Separation Policy for a termination without cause. Mr. Rissman is not eligible for post-employment compensation if he resigns his employment with the company for any reason absent a change in control.

(2)	For each of Messrs. O’Connor and Holmes this amount is a set severance amount per the terms of his employment agreement.

(3)	For Messrs. O’Connor and Holmes, all unvested stock awards vest upon termination for good reason or without cause. For Mr. Slager, restricted stock awards that would have become vested during the year of termination and his January 31, 2009 restricted stock award vest upon termination for good reason or without cause. For purposes of this table, shares are valued at $28.31 per share, the closing price on December 31, 2009.

(4)	For Messrs. O’Connor and Holmes, all unvested stock options vest upon termination for good reason or without cause. For Mr. Slager, stock options that would have become vested during the year of termination vest upon termination for good reason or without cause. For Mr. Rissman, stock options would continue to vest for one year following termination without cause. For purposes of this table, options are valued at the incremental compensation value to the executive using $28.31 per share, the closing price on December 31, 2009.

(5)	For Messrs. O’Connor and Holmes, this amount represents the annual incentive award based on actual results and, for long-term cash incentive plans beginning on or before January 1, 2009, the pro rata maximum award, as well as payment under the Synergy Incentive Plan at the amount they would have been paid had they remained employed by us until the end of 2011. For Messrs. O’Connor and Holmes long-term cash incentive plans beginning after January 1, 2009 will be payable at pro rata actual. For Messrs. O’Connor and Holmes, this table reflects 2009 annual incentive at actual and the 2009-2011 LTIP at the pro rata maximum. The Synergy Incentive Plan payout is included at the maximum award. For Mr. Slager, the amount payable would be the pro rata portion of the open periods under the annual, long-term cash incentive and synergy plans at an amount based on actual results. As of December 31, 2009, the 2009 annual incentive was deemed earned and the amount included for Mr. Slager is therefore the actual 2009 annual incentive. The 2009-2011 LTIP amount included for Mr. Slager is the pro rata target. The Synergy Plan Incentive amount included for Mr. Slager is the pro rata maximum. For Mr. Rissman, the amount payable would be the pro rata annual incentive based upon actual performance for the year of termination. As of December 31, 2009, the 2009 annual incentive was deemed earned and the amount included for Mr. Rissman is therefore the actual 2009 annual incentive. Under the terms of the Synergy Incentive Plan, Mr. Rissman would be eligible to receive a pro rata payment of the actual payment upon termination without cause. The Synergy Plan Incentive amount included for Mr. Rissman is the pro rata maximum.

(6)	For Messrs. O’Connor and Holmes, this amount includes the current balance that would be payable in each account, amounts they were eligible to be credited (even if the grant date had not yet occurred) and an amount per their employment agreement meant as an income tax gross-up payment on the deferred compensation distributions they received as a result of the merger with Allied in December 2008. The balances in deferred compensation for Messrs. O’Connor and Holmes as of December 31, 2009 were $9,999 and $140,256 respectively. In addition, the amounts for Messrs. O’Connor and Holmes include $2,250,000 and $1,000,000, respectively, for credits made by us to their account on January 1, 2010 for which they were eligible as of December 31, 2009 per their agreements and tax gross-up amounts of $5,200,000 and $3,100,000, respectively. For Mr. Slager, this amount equals the balance in his supplemental executive retirement account. For Mr. Rissman, this amount equals the balance in his deferred compensation plan account.

(7)	Unlike Messrs. O’Connor, Slager and Holmes, Mr. Rissman is not entitled to compensation under our Executive Separation Policy if he voluntarily terminates without a change of control. However, in the event of such a voluntary termination as of December 31, 2009, under the terms of the Executive Incentive Plan he would be entitled to payment of his actual 2009 annual incentive since it was considered earned December 31, 2009.

Post-Employment Compensation — Termination Without Cause by the Company
or for Good Reason by the Executive — Following a Change in Control(1)

	Severance				Non-Equity
		Incentive	Stock	Option	Incentive Plan	Deferred		Section 280g	Total
	Salary	Compensation	Awards	Awards	Compensation	Compensation	Outplacement	Excise Tax	Compensation
Name	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Payment ($)(7)	Services ($)	Payment ($)(8)	Payable ($)

James E. O’Connor	4,800,000	8,040,000	4,765,224	814,511	18,008,900	7,459,999	—	—	43,888,634

Donald W. Slager	2,625,000	5,100,000	1,094,748	—	11,967,067	2,437,056	50,000	8,815,244	32,089,115

Tod C. Holmes	1,900,000	3,225,000	1,530,127	325,818	9,208,600	4,240,256	50,000	—	20,479,801

Michael P. Rissman	800,000	640,000	—	32,598	951,233	65,069	—	—	2,488,900

(1)	The payments set forth above apply in the case of termination without cause by us or a termination for good reason by the executive if the termination occurs within two years following a change in control, for Messrs. O’Connor, Slager and Holmes, and one year following a change in control, for Mr. Rissman.

(2)	For each of Messrs. O’Connor and Holmes this amount is a set severance amount per the terms of his employment agreement. For Messrs. Slager and Rissman, this amount is equal to three times and two times his base salary, respectively, on the date of termination.

(3)	For Messrs. O’Connor and Holmes, this amount is equal to three times target annual and long-term cash incentive awards for the fiscal year in which the termination is assumed to have occurred. For Mr. Slager, this amount is equal to three times his target annual and long-term awards, for the fiscal year in which the termination occurs. For Mr. Rissman, this amount is equal to two times his target annual award.

(4)	For Messrs. O’Connor and Holmes, all outstanding restricted stock awards vest upon termination for good reason or without cause within two years following a change in control. For Mr. Slager, only his January 31, 2009 restricted stock award and restricted stock awards that would have become vested during the year of termination would vest upon termination for good reason or without cause within six months prior to or two years following a change in control. Mr. Rissman had no restricted stock awards outstanding at December 31, 2009. For purposes of this table, shares are valued at $28.31 per share, the closing price on December 31, 2009.

(5)	For Messrs. O’Connor and Holmes, all unvested stock options vest upon termination for good reason or without cause within two years following a change in control. For Mr. Slager, stock options that would have become vested during the year of termination vest upon termination for good reason or without cause within six months prior to or two years following a change in control. For Mr. Rissman, all unvested stock options would vest immediately following termination for good reason or without cause within one year following a change in control. For purposes of this table, options are valued at the incremental compensation value to the executive using $28.31 per share, the closing price on December 31, 2009.

(6)	For Messrs. O’Connor and Holmes, this amount represents the annual incentive award based on actual results and, for long-term cash incentive plans beginning on or before January 1, 2009, the pro rata maximum, as well as payment of the Synergy Incentive Plan at the maximum amount. For Messrs. O’Connor and Holmes, long-term cash incentive plans beginning after January 1, 2009 will be payable at pro rata actual. For Messrs. O’Connor and Holmes, this table reflects 2009 annual incentive at actual and the 2009-2011 LTIP at the pro rata maximum. For Mr. Slager, the amount payable would be the pro rata portion of the open periods under the annual and long-term cash incentive plans at an amount based on actual results. As of December 31, 2009, the 2009 annual incentive was deemed earned and the amount included for Mr. Slager is therefore the actual 2009 annual incentive. The 2009-2011 LTIP amount included for Mr. Slager is the pro rata target. For Mr. Rissman, the amount payable would be the long-term incentive at target. As of December 31, 2009, the 2009 annual incentive was deemed earned and the amount included for Mr. Rissman is therefore the actual 2009 annual incentive. The 2009-2011 LTIP is included at target. Per the terms of the Synergy Incentive Plan, the plan would be paid out at 100% of maximum upon a change in control. Therefore, the Synergy Plan Incentive amount included for each of Messrs. O’Connor, Slager, Holmes and Rissman is the full maximum.

(7)	For Messrs. O’Connor and Holmes, this amount includes the current balance that would be payable in each account, amounts they were eligible to be credited (even if the grant date had not yet occurred) and an amount per their employment agreement meant as an income tax gross-up payment on the deferred compensation distributions they received as a result of the merger with Allied in December 2008. This is further described in the tables in the “Employment Agreements and Post-Employment Compensation” section of this proxy statement. The balances in deferred compensation for Messrs. O’Connor and Holmes as of December 31, 2009 were $9,999 and $140,256, respectively. In addition, the amounts for Messrs. O’Connor and Holmes include $2,250,000 and $1,000,000, respectively, for credits we made to their account on January 1, 2010 for which they were eligible as of December 31, 2009 per their agreements and tax gross-up amounts of $5,200,000 and $3,100,000, respectively. For Mr. Slager, this amount equals the balance in his supplemental executive retirement account. For Mr. Rissman, this amount equals the balance in his deferred compensation plan account.

(8)	Mr. Slager is entitled under his employment agreement to a gross up payment subject to certain restrictions for any excise taxes that may be due on account of a change in control. The amount reflected above assumes that a change in control occurred on December 31, 2009, that Mr. Slager was terminated without cause on December 31, 2009 and that all restrictions on the payment were satisfied.

Post-Employment Compensation — Retirement

					Non-Equity
					Incentive Plan	Deferred
	Salary	Bonus	Stock Awards	Option Awards	Compensation	Compensation	Total Compensation
	($)	($)	($)(1)	($)(2)	($)(3)	Payment ($)(4)	Payable ($)(5)

James E. O’Connor	4,800,000	—	4,765,224	814,511	3,633,900	7,459,999	21,473,634

Donald W. Slager	—	—	2,269,330	423,538	1,967,067	2,437,056	7,096,991

Tod C. Holmes	1,900,000	—	1,530,127	325,818	1,458,600	4,240,256	9,454,801

Michael P. Rissman	—	—	—	32,598	384,567	65,069	482,234

(1)	All outstanding restricted stock awards vest upon retirement per the terms of the award agreements. For purposes of this table, shares are valued at $28.31 per share, the closing price on December 31, 2009.

(2)	All unvested stock options vest upon retirement per the terms of the award agreements. For purposes of this table, options are valued at the incremental compensation value to the executive using $28.31 per share, the closing price on December 31, 2009.

(3)	For Messrs. O’Connor and Holmes, this amount represents the target annual incentive award and long-term cash incentive plan award for all plans beginning on or before January 1, 2009 as if they had remained employed by us during such periods. For annual and long-term cash incentive plans deemed earned, payout would be the actual earned amount of the award. For Messrs. O’Connor and Holmes annual and long-term cash incentive plans beginning after January 1, 2009 will be payable at pro rata actual. For Messrs. O’Connor and Holmes, this table reflects 2009 annual incentive at actual and the 2009-2011 LTIP at full target award. For Messrs. Slager and Rissman, payout would be a prorated payment under the annual and long-term cash incentive plans based on actual results. For Messrs. Slager and Rissman, this table shows the 2009 annual incentive at actual and the 2009-2011 LTIP at pro rata target.

(4)	For Messrs. O’Connor and Holmes, this amount includes the current balance that would be payable in each account, amounts they were eligible to be credited (even if the grant date had not yet occurred) and an amount per their employment agreement meant as an income tax gross-up payment on the deferred compensation distributions they received as a result of the merger with Allied in December 2008. The balances in deferred compensation for Messrs. O’Connor and Holmes as of December 31, 2009 were $9,999 and $140,256, respectively. In addition, the amounts for Messrs. O’Connor and Holmes include $2,250,000 and $1,000,000, respectively, for credits we made to their account on January 1, 2010 for which they were eligible as of December 31, 2009 per their agreements and tax gross-up amounts of $5,200,000 and $3,100,000, respectively. For Mr. Slager, this amount equals the balance in his supplemental executive retirement account. For Mr. Rissman, this amount equals the balance in his deferred compensation plan account.

(5)	As of December 31, 2009, Messrs. Slager and Rissman would not qualify for retirement. Amounts shown are estimates of amounts payable had they qualified as of December 31, 2009. Messrs. O’Connor and Holmes would have met the retirement qualifications under their contracts if they had given twelve months of notice to us. The amounts shown above assume they would have given notice of retirement to meet the qualifications.

Messrs. O’Connor and Holmes are entitled under their employment agreements to a gross up payment for any excise taxes that may be due as a result of our merger with Allied. While we believe that any future payments under their contracts should not be subject to excise taxes, if it is subsequently determined that some or all of their payments are contingent on our merger with Allied and are not reasonable compensation for their services, they would be entitled to a gross up payment not to exceed $7,296,096 for Mr. O’Connor and $3,639,503 for Mr. Holmes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Nominating and Corporate Governance Committee has authority under its charter to advise the Board with regard to our policies and procedures for the review, approval or ratification of any transaction presenting a potential conflict of interest between us and any member of the Board or any executive officer, or any transaction otherwise required to be reported pursuant to Item 404(a) of Regulation S-K of the Securities and Exchange Act of 1934. As of the date of this proxy statement, neither the Nominating and Corporate Governance Committee nor Republic has established a formal policy for review, approval or ratification of such transactions.

On December 2, 2008, we entered into a Letter Agreement with certain of the Blackstone Entities that grants the Blackstone Entities certain registration rights with respect to the shares of Republic received by the Blackstone Entities in the merger.

As part of the merger with Allied, we acquired a five-year participation agreement (“Participation Agreement”) with CoreTrust Purchasing Group LLC (“CPG”) designating CPG as exclusive agent for our purchase of certain goods and services. This agreement was originally entered into on June 20, 2006. CPG is a “group purchasing organization” which, on behalf of its various participants in its group purchasing program, secures from vendors pricing terms for goods and services on a more favorable basis than participants could obtain for themselves on an individual basis. Goods and services included under this Participation Agreement include equipment, products, supplies and services available pursuant to vendor contracts between vendors and CPG. In connection with purchases by its participants (including us), CPG receives a commission from each vendor based on the amount of products and services purchased. Under the Participation Agreement, we must purchase 80% of specified goods and services for certain of our office locations through CPG. In 2009, approximately $55 million worth of goods and services were purchased through CPG.

CPG will remit at least half of the commissions received from vendors in respect of our purchases under the Participation Agreement to Blackstone GPO L.L.C. or one of its affiliates (“Blackstone GPO”) in consideration for Blackstone GPO’s facilitating our participation with CPG and monitoring the services that CPG provides to us. Blackstone GPO is an affiliate of Blackstone Management Associates II, L.L.C., the founding member of which is a more than 5% beneficial owner of our stock (through his control of the Blackstone Entities) and which has one representative on our Board.

PROPOSAL 2
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

Our Audit Committee has selected the firm of Ernst & Young LLP as independent registered public accountants of Republic and its subsidiaries for the year ending December 31, 2010. This selection will be presented to the stockholders for ratification at the Annual Meeting. Ernst & Young has been serving us in this capacity since June 2002. If the stockholders do not ratify the appointment of Ernst & Young, the selection of independent public accountants may be reconsidered by our Audit Committee. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent public accountants for fiscal 2010.

PROPOSAL 3
STOCKHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS AND EXPENDITURES

On or about November 24, 2009, the Company received the following proposal from the International Brotherhood of Teamsters General Fund (“Teamsters”), 25 Louisiana Avenue, NW, Washington, DC 20001, beneficial owners of 217 shares of the Company’s stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (the “Teamsters Proposal”) in this proxy statement as they were submitted to us:

“RESOLVED: That the shareholders of Republic Services, Inc., (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution that, if made directly by the corporation, would not be deductible under Section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and,

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the Board of Directors’ Audit Committee or other relevant oversight committee and posted on the Company’s website to reduce costs to shareholders.

SUPPORTING STATEMENT:  As long-term Republic Services shareholders, we support policies that apply transparency and accountability to corporate political spending.

Absent a system of accountability, we are concerned that Company assets may be used for policy objectives that may be inimical to Republic Services’ long-term interests.

Republic Services says it is committed to environmental responsibility. Its 2009 Sustainability Report states the Company’s belief “that protecting the environment, serving customers and growing the business are not mutually exclusive, but rather three parts of our bottom line.”
(http://www.republicservices.com/sustainability/documents/RepublicServicesSustainabilityReportJune2009.pdf).

The U.S. Chamber of Commerce and the National Association of Manufacturers (NAM) have reportedly lost members in part because of the trade associations’ opposition to legislation that caps greenhouse gas emissions. (“Chamber Tries To Stop Climate Bleeding,” CongressDaily, October 7, 2009; “Duke Energy ditches manufacturing group,” Politico, May 9, 2009).

Without disclosure, shareholders do not know whether Republic Services is a member of either The U.S. Chamber of Commerce or NAM and, if so, whether Republic Services’ payments to those groups are used for political activities, including those opposing climate change legislation.

Based on available public records, Republic Services has contributed at least half a million in corporate funds since the 2002 election cycle. (http://moneyline.cq.com/pml/home.do; http://www.followthemoney.org/).

Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. Payments to trade associations used for political activities are undisclosed and unknown.

Republic Services does not disclosure its political expenditures, the executives who authorize them, or the guidelines that help the Company determine the appropriateness of such expenditures.

We urge your support FOR this proposal.”

Statement of The Board Recommending a Vote AGAINST the Teamsters Proposal

The Board of Directors has considered the Teamsters Proposal and recommends that you vote AGAINST the proposal. The Board of Directors believes that adoption of the Teamsters Proposal would impose additional costs and administrative burdens on us without conferring a commensurate benefit on our stockholders.

We are committed to participation in the political process in a responsible, prudent and ethical manner. Political campaign contributions are subject to extensive regulation at the federal, state and local level and we comply with all applicable laws and regulations pertaining to political campaign contributions, including those requiring public disclosures. As a result of these extensive legal and regulatory disclosures, information on our political contributions is available to stockholders and interested parties through public sources.

All corporate political campaign contributions or expenditures are reviewed by our Vice President, Marketing & Municipal Services. To be approved, contributions must be lawful and must be appropriate from a business and political perspective.

Historically, federal law has prohibited contributions of company funds, property or services to be made in support of political candidates for federal office. The Supreme Court recently issued a ruling that continues to prohibit direct corporate contributions to federal political candidates and committees but would permit corporations to make expenditures under certain circumstances regarding political issues. We expect legislation to be introduced in the near term that will seek to re-impose the historical prohibition, and we are monitoring and assessing the impact of these developments. While have no current intention to change our contribution practices, to the extent we determine to do so in the future it will be in the best interests of our Company.

Political contributions to federal candidates have been and continue to be permitted when made by the Company’s political action committee, the Republic Services Employees For Better Government Political Action Committee (the “RSPAC”). The RSPAC is funded entirely by voluntary contributions of the personal funds of our employees and no corporate funds are used by the RSPAC. Executive management of the RSPAC determines the use of contributed funds. The activities of the RSPAC are subject to comprehensive regulation by the federal government, including detailed disclosure requirements. The RSPAC files monthly reports of receipts and disbursements with the Federal Election Commission (“FEC”), as well as pre-election and post-election FEC reports. All political contributions over $200 are made publicly available by the FEC. Under the Lobbying Disclosure Act of 1995, we also submit to Congress publicly available semi-annual reports.

Certain states do allow corporate contributions to candidates or political parties. These states also require that the contributions be disclosed either by the recipient or by the donor. As this information is publicly available, data on political campaign contributions or expenditures by our company could be obtained without our preparing an additional report.

We believe that our current policies and practices with regard to political campaign contributions, together with applicable federal and state reporting requirements, provide appropriate transparency of our political participation. Adopting a policy as set forth in the proposal would result in additional time and expense to the Company with little, if any, corresponding benefit for stockholders.

Further, we believe that disclosure of dues paid to trade associations and similar organizations that may engage in political activity could misrepresent our political activities. Trade associations are independent organizations and we do not agree with all positions taken by trade associations. We may join trade associations for a variety of non-political reasons such as the education of our employees or to further our ability to serve customers. We do not believe that there is a practical way for us to track the extent to which any political campaign contributions or expenditures by such organizations might be proportionately attributable to our membership dues, and any effort to do so would be a costly diversion of management’s attention from the our business.

In summary, the Board is satisfied that we have in place a system of accountability and that all political contributions made by our company are in the best long-term interests of our company and its stockholders. The Board believes that ample disclosure exists regarding our political contributions to alleviate the concerns cited in the Teamsters Proposal.

Accordingly, the Board recommends a vote AGAINST the Teamsters Proposal.

EXPENSES OF SOLICITATIONS

The cost of soliciting proxies will be borne by Republic. In addition to solicitations by mail, our regular employees may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone without additional compensation. We will pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, we have engaged Georgeson Inc. to help in the solicitation of proxies for a fee of approximately $10,000 plus associated costs and expenses.

MISCELLANEOUS MATTERS

Our annual report to stockholders covering the fiscal year ended December 31, 2009 is included with this proxy statement. Our annual report contains financial and other information about us, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide upon written request, without charge to each stockholder of record as of the Record Date, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur by us in furnishing such exhibits. Any such requests should be directed to Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. These documents are also available on our website at www.republicservices.com or at the SEC’s website at www.sec.gov.

Any stockholder who wishes to present a proposal for action at our next annual meeting of stockholders, presently scheduled for May, 2011, or who wishes to nominate a candidate for our Board, must submit such proposal or nomination in writing to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. The proposal or nomination should comply with the time period and information requirements as set forth in our by-laws relating to stockholder business or stockholder nominations, respectively. Stockholders interested in submitting a proposal for inclusion in the Proxy Statement for the 2011 Annual Meeting of stockholders may do so by following the procedures prescribed in our bylaws and in accordance with the applicable rules under the Securities Exchange Act of 1934. Stockholder proposals must be received by our Corporate Secretary at the above address:

•	No later than December 2, 2010 if the proposal is submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

•	Between January 13, 2011 and February 12, 2011 if the proposal is submitted under our bylaws, in which case we are not required to include the proposal in our proxy materials.

You are again invited to attend the Annual Meeting at which our management will present a review of our progress and operations. We will hold the Annual Meeting at 10:30 a.m., MST, on Thursday, May 13, 2010 at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260. Directions to the hotel from the Phoenix airport are as follows: Exit the airport east on Loop 202. Merge onto North Loop 101. Continue north to the Princess Exit, exit and turn left. Make a left onto Perimeter Drive and the hotel is on the right.

Other than the items described herein, management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in our best interest. We have prepared the accompanying form of proxy at the direction of the Board and provide it to you at the request of the Board. Your Board has designated the proxies named therein.

Printed on Recycled Paper

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date REPUBLIC SERVICES, INC. M23398-P92584 For Against Abstain REPUBLIC SERVICES, INC. ATTN: INVESTOR RELATIONS 18500 NORTH ALLIED WAY PHOENIX, AZ 85054 For Against Abstain 1a. James E. O’Connor For address changes and/or comments, please check this box and write them on the back where indicated. 1. Election of Directors Nominees: The Board of Directors recommends you vote AGAINST the following proposal: VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NOTE: In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof). The Board of Directors recommends you vote FOR the following proposals: 1b. John W. Croghan 1c. James W. Crownover 1d. William J. Flynn 1e. David I. Foley 1f. Michael Larson 1g. Nolan Lehmann 1h. W. Lee Nutter 1i. Ramon A. Rodriguez 1j. Allan C. Sorensen 1k. John M. Trani 1l. Michael W. Wickham 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants for 2010. 3. Stockholder proposal regarding political contributions and expenditures Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) PROXY REPUBLIC SERVICES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS James E. O’Connor, and Michael P. Rissman, or either of them, with the power of substitution, is hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Republic Services, Inc. to be held at 10:30 a.m., MST on May 13, 2010 at 16770 N. Perimeter Drive, Scottsdale, Arizona 85260 or any postponements or adjournments of the meeting, as indicated hereon. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted FOR each of the nominees for director listed herein, FOR ratification of the appointment of Ernst & Young LLP as our independent public accountants for 2010 and AGAINST the stockholder proposal regarding political contributions and expenditures. As to any other matter, said Proxies shall vote in accordance with their best judgment. The undersigned hereby acknowledges receipt of the Notice of the 2010 Annual Meeting of Stockholders, the Proxy Statement, and the Annual Report. PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. Continued on reverse side M23399-P92584